                                                                   EXHIBIT 10.15

                             PLAINS MARKETING, L.P.

                                    - AND -

                         PLAINS MARKETING CANADA, L.P.

                                    - AND -

                            CANPET ENERGY GROUP INC.

                                    - AND -

                        CANPET ENERGY GROUP (USA), INC.


--------------------------------------------------------------------------------

                            ASSET PURCHASE AGREEMENT

                                 APRIL 9, 2001

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS
                                                                          Page

ARTICLE I INTERPRETATION ................................................   2
   1.1  Defined Terms....................................................   2
   1.2  Gender and Number................................................  11
   1.3  Headings Etc.....................................................  11
   1.4  Currency.........................................................  11
   1.5  Severability.....................................................  11
   1.6  Entire Agreement.................................................  12
   1.7  Amendments.......................................................  12
   1.8  Statutory References.............................................  12
   1.9  Waiver...........................................................  12
   1.10 Governing Law....................................................  12
   1.11 Attornment.......................................................  12
   1.12 Inclusion........................................................  12
   1.13 Accounting.......................................................  12
   1.14 Calculation of Time..............................................  13
   1.15 Business Day.....................................................  13
   1.16 Incorporation of Schedules.......................................  13
   1.17 Knowledge........................................................  14
   1.18 Canadian and United States Transactions..........................  14

ARTICLE II PURCHASE AND SALE OF ASSETS...................................  15
   2.1  Purchase and Sale of Assets......................................  15
   2.2  Purchase Price...................................................  15
   2.3  Allocation of Initial Installment................................  15
   2.4  Payment at Closing...............................................  15
   2.5  Closing Date Statement and Adjustment to Initial Installment.....  16
   2.6  Payment of Deferred Installment..................................  17
   2.7  Units............................................................  19
   2.8  Allocation of Deferred Installment...............................  19
   2.9  Alternative Payment of Deferred Installment......................  20
   2.10 Continued Employment of W. David Duckett.........................  20
   2.11 Change of Condition..............................................  20
   2.12 Onus of Proof....................................................  20

ARTICLE III ASSUMED LIABILITIES..........................................  21
   3.1  Assumed Liabilities..............................................  21
   3.2  Excluded Liabilities.............................................  21

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE VENDOR..................  22
   4.1  Organization and Standing........................................  22
   4.2  Authority........................................................  22
   4.3  Governmental and Third Party Consents............................  23
   4.4  No Violation.....................................................  23
   4.5  Restrictions on Transfer.........................................  23
   4.6  No Material Adverse Change.......................................  23
   4.7  Compliance with Laws.............................................  25
   4.8  Authorizations...................................................  25
   4.9  Title to Assets..................................................  25
   4.10 No Options on Assets, Etc........................................  25
   4.11 Condition of Assets..............................................  25

   4.12 Condition of Inventory...........................................  25
   4.13 Valuation of Inventory...........................................  26
   4.14 Real Property....................................................  26
   4.15 Financial Statements and Related Matters.........................  26
   4.16 Commodity Contracts..............................................  27
   4.17 Other Contracts..................................................  27
   4.18 No Breach of Contracts...........................................  28
   4.19 Intellectual Property Rights.....................................  28
   4.20 Books and Records................................................  29
   4.21 Taxes............................................................  29
   4.22 Employees........................................................  29
   4.23 Environmental Matters............................................  30
   4.24 Insurance........................................................  31
   4.25 Litigation.......................................................  32
   4.26 Letters of Credit and Other Security Instruments.................  32
   4.27 Agents Fees......................................................  32
   4.28 Equipment........................................................  32
   4.29 Inventory........................................................  32
   4.30 Customers........................................................  32

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PURCHASER................  33
   5.1  Due Formation and Existence of the Purchaser.....................  33
   5.2  Validity of Agreement............................................  33
   5.3  Restrictive Documents............................................  33
   5.4  Agent's Fee......................................................  33
   5.5  Financial Resources..............................................  34
   5.6  Units............................................................  34

ARTICLE VI PRE-CLOSING COVENANTS OF THE PARTIES..........................  34
   6.1  Conduct of Business Prior to Closing.............................  34
   6.2  Actions to Satisfy Closing Conditions............................  36
   6.3  Transfer of the Assets...........................................  37
   6.4  Request for Consents.............................................  37
   6.5  Filings and Authorizations.......................................  37
   6.6  Access to Information and Assets.................................  38
   6.7  Notice of Untrue Representation or Warranty......................  38
   6.8  Exclusive Dealing................................................  38

ARTICLE VII CONDITIONS OF CLOSING........................................  39
   7.1  Conditions for the Benefit of the Purchaser......................  39
   7.2  Non-Performance by the Vendor....................................  41
   7.3  Conditions for the Benefit of the Vendor.........................  41
   7.4  Non-Performance by the Purchaser.................................  42
   7.5  Mutual Conditions Precedent......................................  42

ARTICLE VIII CLOSING, TRANSFER OF POSSESSION, RISK OF LOSS...............  43
   8.1  Date, Time and Place of Closing..................................  43
   8.2  Closing Procedures...............................................  43
   8.3  Goods and Services Tax Election..................................  43
   8.4  Letters of Credit................................................  43

ARTICLE IX SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNITIES.......  44
   9.1  Survival of Representations and Warranties.......................  44
   9.2  Indemnification in Favour of the Purchaser.......................  44

   9.3  Indemnification in Favour of the Vendor..........................  45
   9.4  Indemnification Proceedings......................................  45
   9.5  Limitation on Indemnities........................................  46

ARTICLE X EMPLOYMENT MATTERS.............................................  47
  10.1  Employees........................................................  47
  10.2  Benefits.........................................................  48
  10.3  Bonus Plan.......................................................  48

ARTICLE XI NON-COMPETITION AND CONFIDENTIALITY...........................  49
  11.1  Non-Competition and Confidentiality..............................  49
  11.2  Shareholder Non-Competition Agreements...........................  49
  11.3  Non-Use of Trade Marks and Trade Name............................  49
  11.4  Modification.....................................................  50

ARTICLE XII MISCELLANEOUS................................................  50
  12.1  Notices..........................................................  50
  12.2  Goods and Services Tax Numbers...................................  51
  12.3  Publicity........................................................  51
  12.4  Time of the Essence..............................................  51
  12.5  Brokers..........................................................  51
  12.6  Expenses.........................................................  52
  12.7  Enurement........................................................  52
  12.8  Assignment.......................................................  52
  12.9  Non-Merger.......................................................  52
  12.10 Further Assurances...............................................  53
  12.11 No Third Party Beneficiaries.....................................  53

Schedule 1.1(b)             -      Permitted Encumbrances
Schedule 2.3                -      Allocation of Purchase Price
Schedule 2.4(c)             -      Assigned Deposits and Prepaid Expenses
Schedule 4.3                -      Governmental and Third Party Consents and
                                    Restrictions on Transfer
Schedule 4.8                -      Authorizations
Schedule 4.14(a)            -      Owned Properties
Schedule 4.14(b)            -      Leases and Leased Property
Schedule 4.14(c)            -      Rights of Way
Schedule 4.15               -      Financial Statements
Schedule 4.16               -      Commodity Contracts
Schedule 4.17               -      Other Contracts
Schedule 4.19               -      Intellectual Property Rights
Schedule 4.22               -      Employees
Schedule 4.23               -      Environmental Matters
Schedule 4.24               -      Insurance
Schedule 4.25               -      Litigation
Schedule 4.26               -      Letters of Credit etc.
Schedule 4.28               -      Equipment
Schedule 4.29               -      Inventory
Schedule 4.30               -      Customers
Schedule 6.1(b)(ix)         -      Capital Expenditures
Schedule 8.4                -      Form of Letter of Credit
Schedule 10.1               -      Key Employees
Schedule 10.1(a)(1)         -      Level One Key Employee Non-Competition
                                    Agreement
Schedule 10.1(a)(2)         -      Level Two Key Employee Non-Competition
                                    Agreement
Schedule 10.3               -      Bonus Plan
Schedule 11.2               -      Shareholder Non-Competition Agreements

                            ASSET PURCHASE AGREEMENT

     This Agreement made the 9th day of April, 2001.

AMONG:

          PLAINS MARKETING CANADA, L.P., a limited partnership formed pursuant to the laws of the Province of Alberta ("PMC")

                                    - and -

          PLAINS MARKETING, L.P., a limited partnership formed pursuant to the laws of the State of Delaware ("PMLP")

                                    - and -

          CANPET ENERGY GROUP INC., a body corporate, incorporated under the laws of the Province of Alberta and having offices at the City of Calgary in the Province of Alberta ("Canpet Canada")

                                    - and -

          CANPET ENERGY GROUP (USA), INC., a body corporate, incorporated under the laws of the State of Washington ("Canpet USA")

          (PMC and PMLP being collectively referred to as the "Purchaser", and Canpet Canada and Canpet USA being collectively referred to as the "Vendor")

     WHEREAS Canpet Canada desires to sell to PMC and PMC desires to purchase from Canpet Canada all of the undertaking, property and assets of Canpet Canada;

     AND WHEREAS Canpet USA desires to sell to PMLP and PMLP desires to purchase from Canpet USA all of the undertaking, property and assets of Canpet USA;

     AND WHEREAS PAA has agreed, subject to the terms and conditions of this Agreement, to issue certain partnership units as part of the consideration to be paid by the Purchaser hereunder;

     NOW THEREFORE in consideration for the premises and the mutual agreements contained in this Agreement, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

                                   ARTICLE I
                                INTERPRETATION

1.1  DEFINED TERMS

     In this Agreement, including the premises hereto, this Section and each Schedule, the following terms have the following meanings:

"AFFILIATE" has the meaning ascribed thereto in the Business Corporations Act (Alberta);

"AGREEMENT" means this asset purchase agreement and all schedules and instruments in amendment or confirmation of it, "HEREOF", "HERETO" and "HEREUNDER" and similar expressions mean and refer to this Agreement and not to any particular Article, Section, Subsection or other subdivision and "ARTICLE", "SECTION", "SUBSECTION", "PARAGRAPH" or other subdivision followed by a number means and refers to the specified Article, Section, Subsection, Paragraph or other subdivision of this Agreement;

"ANCILLARY AGREEMENTS" means all agreements, certificates and other instruments delivered or given pursuant to this Agreement, including the Closing Agreements; and "ANCILLARY AGREEMENT" means any one of such agreements, certificates or other instruments;

"ASSETS" means all of the property, assets and undertaking of the Vendor or to which the Vendor is entitled of every kind and description and wheresoever situate, excluding the Excluded Assets. Without limiting the generality of the foregoing, "ASSETS" includes:

(a)  the Equipment;

(b)  all Inventory of the Vendor as of the Time of Closing;

(c) all supplies and all other tangible property of the Vendor, as of the Time of Closing;

(d) all real property and improvements thereon owned by the Vendor as at the Time of Closing, including the Owned Properties;

(e)  all Buildings and Fixtures;

(f) the full benefit of all contracts, commitments or orders to which the Vendor is entitled including, without limitation, (i) the Contracts; (ii) any other service contracts which may be assignable or otherwise assumed; and (iii) all benefits under all other agreements, licenses, contracts and instruments that are assignable; and related documentation of the Vendor relating to the Business;

(g)  the Intellectual Properties;

(h) the exclusive right to the Purchaser to represent itself as carrying on the Business in continuation of and in succession to the Vendor and the right to use any words indicating that the Business is so carried on including, without limiting the generality of the foregoing, the use of the name "CANPET ENERGY GROUP", "CANPET ENERGY GROUP (USA)", and all similar name or names under which the Vendor presently carries on its business; all Authorizations relating to the use, operation or enjoyment of the Business and the Assets;

(i)  the Books and Records;

(j)  the Wellpoint Shares;

(k) all telephone numbers, fax numbers, post office boxes, email addresses and websites of the Vendor used in connection with the Business;

(l) all claims against third parties relating to the Business or the Assets, including rights under manufacturers', repairer's and vendor's warranties and guarantees; and

(m)  all other tangible and intangible personal property of the Vendor;

"ASSUMED LIABILITIES" has the meaning ascribed thereto in Section 3.1;

"AUTHORIZATION" means, with respect to any Person, any authorization, order, permit, approval, grant, licence, consent, right, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decree or by-law, rule or regulation of any Governmental Entity having jurisdiction over such Person, whether or not having the force of Law;

"BOOKS AND RECORDS" means all technical, financial, accounting and business records, data, reports, files, lists, drawings, plans, logs, briefs, customer and supplier lists, personnel records, deeds, certificates, contracts, surveys, title opinions or any other documentation and information in any form whatsoever (including written, printed, electronic or computer printout form) in respect of the Business and Intellectual Properties;

"BUILDINGS AND FIXTURES" means all buildings, structures, erections, improvements, appurtenances and fixtures (including fixed machinery and fixed equipment) situated on the Owned Properties or the Leased Properties, or all of them as the context requires;

"BUSINESS" means the entire existing business carried on by the Vendor, as of the Closing Date, including the purchasing and marketing of crude oil, LPG's and natural gas liquids;

"BUSINESS DAY" means any day of the year, other than a Saturday, Sunday or any day on which Canadian chartered banks in Calgary, Alberta or United States banks in New York, New York are not open for business;

"CANADIAN ASSETS" has the meaning ascribed thereto in Section 1.18;

"CLAIM" means any claim of any nature whatsoever, including any demand, liability, obligation, debt, cause of action, suit, proceeding, judgment, award, assessment and reassessment;

"CLOSING" means the completion of the transaction of purchase and sale contemplated in this Agreement;

"CLOSING AGREEMENTS" means, collectively, the Key Employee Non-Competition Agreements and the Contract Assignments;

"CLOSING DATE" means that date on which the transaction contemplated hereby is completed, as contemplated by Section 8.1;

"CLOSING DATE STATEMENT" has the meaning ascribed thereto in Subsection 2.5(a);

"COMPETITION ACT" means the Competition Act (Canada), as amended;

"COMPETITION ACT APPROVAL" means that:

(a) the Commissioner of Competition (the "COMMISSIONER") appointed under the Competition Act has issued an advance ruling certificate pursuant to
     Section 102 of the Competition Act in respect of the transactions contemplated by this Agreement; or

(b)  the Competition Act Notification has been given and either:

     (i) the applicable waiting period under Section 123 of the Competition Act has expired without the Commissioner having advised the parties that he intends to apply to the Competition Tribunal for an order under
          Section 92 or Section 100 of the Competition Act in respect of the transactions contemplated by this Agreement; or

     (ii) the Commissioner has advised Purchaser that the Commissioner does not intend at that time to apply to the Competition Tribunal for an order under Section 92 of the Competition Act in respect of the transactions contemplated by this Agreement;

"COMPETITION ACT NOTIFICATION" means an application for an advance ruling certificate and a short form notification in respect of the transactions contemplated by this Agreement pursuant to Sections 102 and 114 of the Competition Act;

"CONFIDENTIAL INFORMATION" means all information which is of a confidential or secret nature and which may be related in any way to the Business or to the Future Business, and without limitation includes information relating to the Purchaser's operations, crude oil or LPG streams, crude oil or LPG blends, blending practices, methods of doing business, marketing strategies, prices, pricing structures, research and development, trade secrets, computer programs, algorithms, processes, methodologies, finances, customer lists, client contacts, business discussions and other information of a confidential or secret nature (whether or not any such information related to the business of Canpet Canada or Canpet USA prior to the date hereof); but "CONFIDENTIAL INFORMATION" does not include information that is within the public domain on the date Duckett became aware of it (whether before or after the date of this Agreement), or which thereafter enters the public domain through no fault of Duckett (but only after it becomes part of the public domain);

"CONSENTS" means the consents of contracting parties required for the assignment of any Contract or Lease, and "CONSENT" means any one of such Consents;

"CONTRACT ASSIGNMENTS" means all written assignment and novation agreements required pursuant to the terms of all Contracts in order for the valid and binding assignment of such Contracts to the Purchaser, as contemplated by this Agreement, including all required Consents in connection therewith;

"CONTRACTS" means all of the contracts, including all agreements relating to the purchase, sale, exchange, transportation or storage of crude oil, LPG's, condensate, natural gas liquids, and blends of the foregoing, Intellectual Property agreements, leases of real and personal property, including the Leases, licenses, undertakings, engagements or commitments of the Vendor, including those which are listed in Schedule 4.16 or Schedule 4.17 hereto, and all contracts related to or with customers listed in Schedule 4.30, and "CONTRACT" means any one of such Contracts;

"DEFERRED PAYMENT DATE" means April 30, 2004;

"DEFERRED INSTALLMENT" means the portion of the Purchase Price payable on the Deferred Payment Date, as determined in accordance with Subsection 2.6(a);

"DEPOSITS" means monetary deposits made prior to the Effective Time in respect of agreements or arrangements with third parties in connection with the Business and the Assets, to the extent the same are transferred and assigned to the Purchaser at Closing, but "Deposits" shall not include Nymex margin deposits;

"DISABILITY" shall be deemed to have occurred when two medical doctors, acting independently of all parties to this Agreement, deliver to such parties certificates stating that Duckett is disabled and by reason thereof cannot reasonably be expected to be able to substantially perform his duties contemplated by this Agreement for a period of at least six (6) months;

"DISCHARGE", in respect of a Substance, includes any emission, discharge, release, deposit, issuance, spray, injection, abandonment, escape, spill, leak, seepage, disposal, exhaust, or any similar term as defined in any Environmental Laws, of such Substance;

"DUCKETT" means W. David Duckett;

"EARN-OUT PERIOD" means the period from March 1, 2001 through December 31, 2003;

"EBITDA" means the earnings relating to the Future Business during the Earn-Out Period (determined in accordance with GAAP), net of bonuses, but before deductions for (i) interest (except interest on borrowings used for inventory in tanks, or in pipelines in excess of operating requirements, provided that such borrowings shall be deemed to be reduced by any cash proceeds received for advance payments for crude oil or LPG's to be delivered in a future period, if such advance payments are not actually used to reduce inventory borrowings);
(ii) any income taxes; and (iii) depreciation and amortization. EBITDA shall include earnings attributable to capital projects that expand or enhance the existing Assets; provided that the Parties hereto shall mutually agree upon a cost of capital to be charged against the earnings of the Future Business; however, EBITDA shall not include earnings, losses or expenses attributable to asset or entity acquisitions made by the Purchaser or any of its Affiliates in Canada, including earnings, losses or expenses attributable to pipeline acquisitions in Saskatchewan and/or Alberta, unless, and only to the extent that, such earnings, losses or expenses are incremental to the acquired assets and are generated primarily by the accomplishments of the Key Employees and employees directly overseen by the Key Employees;

"EFFECTIVE TIME" means 12:01 a.m. (Calgary time) on March 1, 2001;

"ENCUMBRANCES" means liens, charges, mortgages, pledges, security interests, claims, defects of title, restrictions, leases and any other rights of third parties relating to property, including rights of set-off, voting trusts and other encumbrances of any kind;

"ENVIRONMENT" includes the ambient air, all layers of atmosphere, surface water, underground water, any land or underground space even if submerged in water or covered by a structure, all organic and inorganic matters, all living organisms and the interacting natural systems that include components of air, land, water, organic and inorganic matters and living organisms;

"ENVIRONMENTAL LAWS" includes all federal, provincial, municipal or local statutes, regulations, by-laws, guidelines, policies or rules, and orders of any Governmental Entity, and principles of common law, relating to the Environment;

"ENVIRONMENTAL LIABILITIES AND COSTS" means all Losses and Claims relating to the Environment, whether known or unknown, past, present or future, including those imposed by, under or pursuant to Environmental Laws, all Losses and Claims related to Remedial Actions and all reasonable fees, disbursements and expenses of counsel, experts, personnel and consultants, where such Losses and Claims relating to the Environment are based on, arise out of or are otherwise in respect of:

(a)  the ownership or operation of the Business, Assets or Leased Properties;

(b) the conditions on, under, above, about or migrating or having migrated from any real property, assets, equipment or facilities currently or previously owned, leased or operated by the Vendor;

(c) expenditures necessary to cause the operations of any of the Business or Assets either related to the Business or owned, leased or operated by the Vendor to comply in all material respects with any and all requirements under Environmental Laws, including expenditures in connection with obtaining required Environmental Permits, other than renewals in the ordinary course; and

(d) liability for personal injury or property damage, including damages assessed for the maintenance of a public or private nuisance.

"ENVIRONMENTAL PERMITS" means all permits, certificates, approvals, registrations and licences issued or issuable by any Governmental Entity pursuant to any Environmental Law;

"EQUIPMENT" means all of the machinery, computer equipment, tools, furniture, vehicles, and other tangible property used or held for use in connection with the Business;

"EVENT OF DEFAULT" shall have occurred upon: (a) Duckett having committed or engaged in any of the following: fraud, embezzlement, theft, disclosure of Confidential Information having a material adverse effect on the Purchaser, dishonesty during the course of employment, acting in a manner contrary to the interests of the Purchaser with knowledge that such actions will cause material harm to or would reasonably be expected to cause material harm to the Purchaser, willful disobedience of a lawful and reasonable order of the Board of Directors of PMC (Nova Scotia) Company (being the only entity entitled to give such orders), or conduct proven to have constituted moral turpitude; or
(b) a material failure of Duckett to devote a substantial majority of his time, attention and ability, during normal business hours (and after such hours, as reasonably required from time to time in order to properly fulfill the duties of his position, not to be greater than the time commitment of Duckett to the Business for the three (3) years prior to Closing), to the Future Business; provided that "EVENT OF DEFAULT" shall not occur upon the death or Disability of Duckett;

"EXCLUDED ASSETS" means (i) all working capital as of the Time of Closing (determined in accordance with GAAP), except Inventory; (ii) the Shares; and
(iii) life insurance policies on the lives of the shareholders of the Vendor, and prepaid premiums in respect thereof,

"EXCLUDED LIABILITIES" has the meaning ascribed thereto in Section 3.2;

"FINAL STATEMENT" has the meaning ascribed thereto in Subsection 2.5(b).

"FUTURE BUSINESS" means the portion of the business to be carried on subsequent to Closing by the Purchaser, which is related to or arises out of the Business and which directly utilizes the Assets;

"GAAP" means generally accepted accounting principles so described and promulgated by the Canadian Institute of Chartered Accountants and applied on a going concern basis, which is consistent with the past practice of the Vendor;

"GOVERNMENTAL ENTITY" means (i) any multinational, federal, provincial, state, municipal, local or other governmental or public department, court, commission, board, bureau, agency or instrumentality, domestic or foreign; (ii) any subdivision, agent, commission, board or authority of any of the foregoing; or
(iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

"HOLDBACK AMOUNT" has the meaning ascribed thereto in Subsection 2.4(a)(i);

"HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that act or any successor law;

"HSR ACT NOTIFICATION" means an application pursuant to the HSR Act by Purchaser and Vendor to the Federal Trade Commission of the United States of America requesting approval of the transactions contemplated by this Agreement;

"HSR APPROVAL" means that the HSR Act Notification has been given and any applicable waiting period under the HSR Act relative to the Reviewable Transactions shall have expired or been terminated;

"INDEMNIFIED PARTY" has the meaning ascribed thereto in Subsection 9.4(a);

"INDEMNIFYING PARTY" has the meaning ascribed thereto in Subsection 9.4(a);

"INDEPENDENT ACCOUNTANTS" means the Calgary, Alberta office of Ernst & Young LLP, or such other national firm of accountants, which is independent of the Parties, as may be agreed to by the Parties;

"INITIAL INSTALLMENT" has the meaning ascribed thereto in Subsection 2.4(a);

"INTELLECTUAL PROPERTIES" means any and all Trade Marks, Patent Rights, Know-How, copyrights, applications, designs, inventions, computer programs, software and associated source code and other intellectual property related to the Business;

"INTERIM COSTS" means all costs and expenses of every kind and nature relating to the Assets during the period of time from the Effective Time to the Closing Date, determined in accordance with GAAP, including maintenance, capital and operating costs, cost of sales, and property taxes but specifically excluding bonuses in excess of those amounts determined and accrued under the bonus plan outlined in Schedule 10.3 to this Agreement, commissions or compensation in excess of rates in effect as at January 1, 2001, interest charges (after April 30, 2001), depreciation, amortization and non-cash charges and any taxes imposed by or under the Income Tax Act (Canada) or any provincial income tax legislation;

"INTERIM PERIOD" means the period of time between the close of business on the date hereof and the Time of Closing;

"INTERIM REVENUES" means all benefits, revenue and income of every kind arising from the ownership or operation or disposition of, or otherwise relating to, the Assets during the period of time from the Effective Time to the Closing Date, determined in accordance with GAAP;

"INVENTORY" means all inventories of feedstocks, crude oil, natural gas liquids and all other items held as inventory as of the Closing Date;

"INVENTORY VALUE" means the cumulative value of the Inventory, calculated in the Vendor's usual and historical manner, consistent with GAAP;

"INVESTMENT CANADA ACT" means the Investment Canada Act (Canada), as amended;

"INVESTMENT CANADA APPROVAL" means the notice sent by the Minister (as defined in the Investment Canada Act), in respect of reviewable transactions, pursuant to Section 21 of the Investment Canada Act that the Minister is satisfied that the transaction contemplated hereby is likely to be of net benefit to Canada;

"INVESTMENT CANADA NOTIFICATION" means the notification of the Purchaser pursuant to the Investment Canada Act to be given in connection with reviewable transactions;

"KEY EMPLOYEES" has the meaning ascribed thereto in Subsection 10.1(a);

"KEY EMPLOYEE NON-COMPETITION AGREEMENTS" has the meaning ascribed thereto in
Section 10.1(a);

"KNOW-HOW" means technical know-how, data, information, formulae and processes including research and development know-how relating to the Business;

"LAWS" means all statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, or any provisions of the foregoing, including general principles of common and civil law and equity, binding on or affecting the Person referred to in the context in which such word is used; and "LAW" means any one of them;

"LEASED PROPERTIES" means the lands and premises forming the subject matter of the Leases from which the Vendor carries on the Business at the locations listed in Schedule 4.14(b);

"LEASES" means the leases and subleases of lands and premises used in the Business;

"LEVEL ONE KEY EMPLOYEES" has the meaning ascribed thereto in Subsection 10.1;

"LEVEL TWO KEY EMPLOYEES" has the meaning ascribed thereto in Subsection 10.1;

"LIBOR RATE" means the rate per annum (rounded upwards, if necessary, to the nearest 1/32 of 1%) as determined on the basis of offered rates for deposits in Canadian dollars, for a period of time comparable to the period of time between May 1, 2001 and the Closing Date, which appears on Telerate page 3740 (or any successor page) as of 11:00 a.m. London time on the day that is two (2) Business Days preceding the Closing Date;

"LOSS" means any loss whatsoever, including expenses, costs, damages, diminution in value, penalties, fines, charges, claims, demands, liabilities, interest and any and all legal fees and disbursements;

"LPG'S" means liquified petroleum gas;

"MARKET VALUE" means the average of the high and low prices for a Unit on the NYSE for the ten (10) consecutive trading days immediately preceding the third
(3rd) Business Day prior to the applicable date of the delivery of Units hereunder;

"NOTICE" means any claim, citation, directive, order (draft or otherwise), request for information, statement of claim, litigation, notice of investigation, investigation, proceeding, judgment, letter or other communication, written or oral, actual or implied or threatened, from any Person;

"NYSE" means the New York Stock Exchange;

"OWNED PROPERTIES", when used in respect of the Vendor, means, collectively, all of the lands and premises which are owned by the Vendor and used in connection with the Business, all of which are listed and described as such in Schedule 4.14(a), and the Buildings and Fixtures therein and thereon, including all pipelines, leasehold improvements, storage tanks, blending facilities, meters, and pumps;

"PAA" means Plains All American Pipeline, L.P.;

"PARTIES" means the Vendor and the Purchaser and any other person who may become a party to this Agreement; and "PARTY" means any one of them;

"PATENT RIGHTS" means patents, patent applications, patents issuing on such applications and any extensions, continuations, divisions or re-examinations thereof related to the Business;

"PERMITTED ENCUMBRANCES" means (i) Encumbrances for Taxes, assessments or governmental charges or levies on property not yet due or delinquent; (ii) easements, encroachments and other minor imperfections of title which do not individually or in the aggregate materially detract from the value of, or impair the use or marketability of any real property; (iii) the Encumbrances listed in
Schedule 1.1(b) to the extent that such Encumbrances relate solely to the Assumed Liabilities; (iv) undetermined or inchoate liens arising in the ordinary course of the Business for the Vendor's proportionate share of the costs and expenses of operation of the Assets, which costs and expenses are not due or delinquent; (v) mechanics', builders' and materialmen's liens in respect of services rendered or goods supplied, but only insofar as such liens relate to goods or services that have been delivered and for which payment is not due; and
(vi) liens granted in the ordinary course of the Business to a public gas, electric, water or similar utility or Governmental Entities in connection with the operation of the Assets in respect of which no amount is due;

"PERSON" means an individual, partnership, corporation, trust, unincorporated association, joint venture or other entity or Governmental Entity, and pronouns have a similarly extended meaning;

"PRE-CLOSING ENVIRONMENTAL LIABILITIES" means all Environmental Liabilities and Costs, whether or not disclosed herein or prior to or at Closing, to the extent the same accrued, arose, or pertained to any time prior to the Effective Time, whether or not reasonably discoverable at the Closing Date;

"PREPAID EXPENSES" means expenditures of a non-capital nature in connection with the Business and the Assets prior to the Effective Time, to the extent transferred and assigned to the Purchaser at Closing, excluding expenditures in respect of insurance policies that were incurred for a future benefit;

"PRIME" means the floating annual rate of interest established and announced by Toronto Dominion Bank from time to time as a reference rate for the purpose of determining rates of interest it will charge on loans denominated in Canadian dollars;

"PURCHASE PRICE" means the Initial Installment and the Deferred Installment;

"REMEDIAL ACTION" means any action, whether voluntary or compelled, that is reasonably necessary to (i) clean up, remove, treat or in any other way deal with Substances in the Environment; (ii) prevent any Discharge of Substances where such Discharge would violate any Environmental Laws or would endanger or threaten to endanger public health or welfare or the Environment; or (iii) perform remedial studies, investigations, restoration and post-remedial studies, investigations and monitoring on, about or in connection with any of the Owned Properties, Leased Properties or other Assets;

"RETAINED EMPLOYEES" has the meaning ascribed thereto in Subsection 10.1(b);

"RIGHTS OF WAY" has the meaning ascribed thereto in section 4.14(c);

"RIMBEY FACILITY" means the crude oil truck terminal and cleaning plant located at 6-22-42-02 W5M, the water disposal well located at 16-21-42-02 W5M and the associated equipment, pipelines, leases and rights-of-way more completely described in Schedules 4.8, 4.14(b), 4.14(c) and 4.28;

"SHAREHOLDER NON-COMPETITION AGREEMENTS" has the meaning ascribed thereto in
Section 11.2;

"SHARES" means all of the issued and outstanding shares in the capital of Canpet USA;

"SUBSTANCE" means any material or substance that is deemed to be "HAZARDOUS", "TOXIC", "DELETERIOUS", "CAUSTIC", "DANGEROUS", a "CONTAMINANT", a "WASTE", a "SOURCE OF CONTAMINANT" or a "POLLUTANT" under any Environmental Laws;

"TAX" means any tax, duty, excise, fee, impost, assessment, deduction, charge or withholding tax including federal and provincial sales tax, social services tax, goods and services tax, land transfer tax, property purchase tax, income taxes, excise tax, use tax, business tax, capital tax, franchise tax and other provincial and federal taxes, municipal tax, local tax, foreign tax, and all liabilities with respect thereto, including any penalty and interest payable with respect thereto, levied, imposed or assessed from time to time upon or in respect of income, profits or assets of any nature or kind by any Governmental Entity;

"TIME OF CLOSING" means 8:30 a.m. (Calgary time) on the Closing Date or such later time as the completion of the transaction of purchase and sale contemplated in this Agreement may occur;

"TRADE MARK" means any and all trade mark registrations and applications for trade mark registrations and brand names related to the Business;

"UNIT" means a limited partnership common unit of PAA;

"US ASSETS" has the meaning ascribed thereto in Section 1.18; and

"WELLPOINT SHARES" means all of the Vendor's shares in the capital of Wellpoint Systems Inc., being 902,000 shares.

1.2  GENDER AND NUMBER

     Any reference in this Agreement to gender shall include all genders, and words importing the singular number only shall include the plural and vice versa.

1.3  HEADINGS ETC.

     The provision of a Table of Contents, the division into Articles, Sections, Subsections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in the construction or interpretation of this Agreement.

1.4  CURRENCY

     All references in this Agreement to dollars, unless otherwise specifically indicated, are expressed in Canadian currency.

1.5  SEVERABILITY

     Any Article, Section, Subsection or other subdivision of the Agreement or any other provision of this Agreement which is, or becomes, illegal, invalid or unenforceable shall be severed from this Agreement and be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect or impair the remaining provisions hereof, which provisions shall remain in full force and effect.

1.6  ENTIRE AGREEMENT

     This Agreement together with the Ancillary Agreements constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no representations, warranties, conditions or other agreements, express or implied, statutory or otherwise, between the Parties in connections with the subject matter of this Agreement, except as specifically set forth herein and therein. If there is any conflict between the provisions of the Agreement and the provisions of any Ancillary Agreement, the provisions of this Agreement shall govern.

1.7  AMENDMENTS

     This Agreement may only be amended, modified or supplemented by a written agreement signed by all parties to such agreement.

1.8  STATUTORY REFERENCES

     Any reference in this Agreement to a statute includes all regulations made thereunder, all amendments to such statutes or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulations.

1.9  WAIVER

     No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar), nor shall such waiver constitute a waiver or continuing waiver unless otherwise expressly provided in writing duly executed by the Party to be bound thereby.

1.10  GOVERNING LAW

     This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

1.11  ATTORNMENT

     The Purchaser and the Vendor each hereby irrevocably attorn and submit to the non-exclusive jurisdiction of the Court of Queen's Bench of Alberta for the adjudication of this Agreement and all matters arising herefrom.

1.12  INCLUSION

     Where the word "INCLUDING" or "INCLUDES" is used in this Agreement it means "INCLUDING" (or includes) "WITHOUT LIMITATION".

1.13  ACCOUNTING

     All accounting terms used in this Agreement and not specifically defined herein or therein shall be construed in accordance with GAAP.

1.14  CALCULATION OF TIME

     Unless otherwise specified, time periods referred to in this Agreement within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

1.15 BUSINESS DAY

     Whenever any payment to be made or action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next Business Day following such day.

1.16 INCORPORATION OF SCHEDULES

     The following are the schedules attached to and incorporated in this Agreement.

     Schedule 1.1(b)      -   Permitted Encumbrances
     Schedule 2.3         -   Allocation of Purchase Price
     Schedule 2.4(c)      -   Assigned Deposits and Prepaid Expenses
     Schedule 4.3         -   Governmental and Third Party Consents and
                               Restrictions on Transfer
     Schedule 4.8         -   Authorizations
     Schedule 4.14(a)     -   Owned Properties
     Schedule 4.14(b)     -   Leases and Leased Property
     Schedule 4.14(c)     -   Rights of Way
     Schedule 4.15        -   Financial Statements
     Schedule 4.16        -   Commodity Contracts
     Schedule 4.17        -   Other Contracts
     Schedule 4.19        -   Intellectual Property Rights
     Schedule 4.22        -   Employees
     Schedule 4.23        -   Environmental Matters
     Schedule 4.24        -   Insurance
     Schedule 4.25        -   Litigation
     Schedule 4.26        -   Letters of Credit etc.
     Schedule 4.28        -   Equipment
     Schedule 4.29        -   Inventory
     Schedule 4.30        -   Customers
     Schedule 6.1(b)(ix)  -   Capital Expenditures
     Schedule 8.4         -   Form of Letter of Credit
     Schedule 10.1        -   Key Employees
     Schedule 10.1(a)(1)  -   Level One Key Employee Non-Competition Agreement
     Schedule 10.1(a)(2)  -   Level Two Key Employee Non-Competition Agreement
     Schedule 10.3        -   Bonus Plan
     Schedule 11.2        -   Shareholder Non-Competition Agreements

1.17 KNOWLEDGE

     References in this Agreement to matters which are to the knowledge of the Vendor shall refer to the knowledge of the officers, directors, senior managers and plant superintendents of the Vendor.

1.18 CANADIAN AND UNITED STATES TRANSACTIONS

     The parties acknowledge and agree that although throughout this Agreement, the Assets and the Business, and other related definitions, are referred to globally, a portion of the Assets and the Business are located and conducted in Canada, and a portion in the United States. Those Assets located in Canada or which pertain to the portion of the Business conducted in Canada (the "CANADIAN ASSETS") are owned, held and conducted by Canpet Canada and will be sold by Canpet Canada to PMC, and those Assets located in the United States, or which pertain to the portion of the Business conducted in the United States (the "US ASSETS"), are owned, held and conducted by Canpet USA and shall be sold by Canpet USA to PMLP. Therefore, the parties agree as follows:

(a) the Purchase Price shall be allocated among the Canadian Assets and the US Assets, as set forth in Schedule 2.3;

(b) the portion of the Purchase Price allocated to the US Assets shall be paid out of the Initial Installment;

(c) all obligations and entitlements with respect to the Initial Installment shall, to the extent allocated to the US Assets, be those of Canpet USA and PMLP, and all obligations and entitlements with respect to the Initial Installment shall, to the extent allocated to Canadian Assets, be those of Canpet Canada and PMC;

(d)  the Deferred Installment shall be allocated entirely to the Canadian
     Assets;

(e) the representations, warranties, covenants and agreements of the Vendor hereunder, and under all agreements delivered by the Vendor pursuant to this Agreement, shall be joint and several between Canpet Canada and Canpet USA;

(f) the representations, warranties, covenants and agreements of the Purchaser hereunder, and under all agreements delivered by the Purchaser pursuant to this Agreement, shall be joint and several between PMC and PMLP; and

(g) all matters listed in Schedules to this Agreement and other written disclosure made by the Vendor to the Purchaser pursuant to the terms of this Agreement shall clearly indicate whether the matters so listed or disclosed relate to the US Assets or the Canadian Assets.

                                  ARTICLE II
                          PURCHASE AND SALE OF ASSETS

2.1  PURCHASE AND SALE OF ASSETS

     Subject to the terms and conditions set forth in this Agreement, the Vendor agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Vendor at the Closing, the entire right, title, estate and interest of the Vendor in and to the Assets, free and clear of all Encumbrances, except the Permitted Encumbrances.

2.2  PURCHASE PRICE

     Subject to Subsections 2.4(b) and 2.6(a), the aggregate purchase price (the "PURCHASE PRICE") payable by the Purchaser to the Vendor for the Assets shall be $66.2 million, payable, subject to Section 2.6, in two installments. The Purchaser shall pay interest on the unadjusted Initial Installment from May 1, 2001 until the Closing Date at the LIBOR Rate plus two percent (2%). At Closing, the Initial Installment shall be calculated and paid in accordance with
Section 2.4. On the Deferred Payment Date, the Deferred Installment shall be calculated and paid in accordance with Section 2.6.

2.3  ALLOCATION OF INITIAL INSTALLMENT

     The Vendor and the Purchaser agree to allocate the Initial Installment in accordance with Schedule 2.3 and to execute and file all Tax returns on the basis of such allocations. Any increase or decrease to the Initial Installment pursuant to Subsection 2.4(b)(ii) (as adjusted in the Final Statement) shall be allocated to goodwill. Any increase or decrease to the Initial Installment pursuant to Subsection 2.4(b)(i) (as adjusted in the Final Statement) shall be allocated to Inventory Value.

2.4  PAYMENT AT CLOSING

(a) At the Time of Closing, the Purchaser shall pay to the Vendor $39.7 million, subject to the adjustments contemplated by Subsection 2.4(b) (the "INITIAL INSTALLMENT"). The Initial Installment shall be paid and satisfied as follows:

     (i)  $1 million in cash shall be retained by the Purchaser pursuant to
          Section 2.5 below (the "HOLDBACK AMOUNT"); and

     (ii) the remainder of the Initial Installment shall be paid in cash, by wire transfer.

(b) The Initial Installment shall: (i) be increased by the amount by which the Inventory Value exceeds $13.0 million, or if Inventory Value is less than $13.0 million, the Initial Installment shall be decreased by the difference; and (ii) be decreased (if the amount is positive) or increased (if the amount is negative) by 65% of the difference determined by deducting Interim Costs from Interim Revenues.

(c) (i) The Vendor shall assign those Deposits and Prepaid Expenses contained in Schedule 2.4(c), and with the consent of the Purchaser (which consent may be withheld for any reason), the Vendor may assign and transfer to the Purchaser certain other Deposits and/or Prepaid Expenses, and to the extent they are assigned and transferred to the Purchaser, the Purchaser shall reimburse the Vendor for all such transferred Deposits and Prepaid Expenses.

     (ii) The Vendor shall, at Closing, remit to the Purchaser funds advanced to the Vendor which are attributable to future deliveries of crude oil, LPG's, or natural gas liquids and are related to Contracts assigned under this Agreement.

     (iii) The Vendor shall, at Closing, remit to the Purchaser the amount of all deferred gains as at the Closing Date in respect of closed futures contracts.

     (iv) The Purchaser shall, at Closing, remit to the Vendor the amount of all deferred losses of the Vendor as of the Closing Date in respect of closed futures contracts.

     (v) Amounts payable under Subclauses 2.4(c)(i) and 2.4(c)(iv) may be offset against amounts under Subclauses 2.4(c)(ii) and 2.4(c)(iii).

(d) For the purposes of Closing, the Initial Installment shall be based on the Closing Date Statement.

2.5  CLOSING DATE STATEMENT AND ADJUSTMENT TO INITIAL INSTALLMENT

(a) No less than two (2) Business Days prior to Closing the Vendor shall deliver to the Purchaser a detailed interim accounting statement (utilizing estimates where necessary) setting forth, separately, each of the items necessary for calculating its estimate of each of the adjustments contemplated by Subsections 2.4(b) and 2.4(c), including a detailed statement estimating the calculation of Inventory Value (the "CLOSING DATE STATEMENT").

(b) Within one hundred twenty (120) days following the Closing Date (or such other date as is mutually agreed to by the Vendor and the Purchaser in writing) the Vendor shall prepare and deliver to the Purchaser a final accounting statement (the "FINAL STATEMENT") adjusting the Closing Date Statement to reflect actual amounts.

(c) The Final Statement prepared and delivered as aforesaid shall be final and binding upon the parties for all purposes hereof, absent manifest error, unless the Purchaser notifies the Vendor in writing, within thirty (30) days after receipt by the Purchaser of the Final Statement, that it disputes the Final Statement.

(d) In the event that the Purchaser disputes the Final Statement in accordance with Subsection 2.5(c), the parties shall work expeditiously and in good faith in an attempt to resolve such dispute for a further period of twenty
     (20) Business Days after the date of notification by the Purchaser to the Vendor of such dispute, failing which such dispute shall be submitted for determination to the Independent Accountants. The determination of the Independent Accountants shall be final and binding upon the Parties and not be subject to appeal, absent manifest error. The Independent Accountants shall be deemed to be acting as experts and not as arbitrators. The costs and expenses of the Independent Accountants shall be borne equally by the Vendor and the Purchaser. The Vendor and the Purchaser shall each bear their own costs in presenting their cases to the Independent Accountants.

(e) Within five (5) Business Days after the twenty (20) Business Day period referred to in Subsection 2.5(d) or the resolution of any dispute in accordance with Subsection 2.5(d), as the case may be, a cash payment shall be made as follows: (i) if the finally determined Initial Installment exceeds the Initial Installment as set forth in the Closing Date Statement, the Purchaser shall pay the Vendor such excess amount plus the Holdback Amount; (ii) if the Initial Installment as set forth in the Closing Date Statement exceeds the finally determined Initial Installment by an amount that does not exceed $1.0 million, such amount shall be deducted from the Holdback Amount and the remaining Holdback Amount, if any, shall be paid by the Purchaser to the Vendor; and (iii) if the Initial Installment as set forth in the Closing Date Statement exceeds the finally determined Initial Installment by more than $1.0 million, then the Purchaser shall keep and thereafter own the Holdback Amount and the Vendor shall remit to the Purchaser an amount equal to the amount by which such deficit exceeds $1.0 million.

(f) All payments made under this Section 2.5 shall be made by wire transfer and shall bear interest calculated from the Closing Date to the date of payment at the LIBOR Rate plus 2%.

(g) The determination and payment of any amounts due pursuant to the provisions of this Section 2.5 shall not limit or affect any other rights or causes of action either the Purchaser or the Vendor may have hereunder with respect to the representations, warranties, covenants and indemnities in its favour contained herein.

2.6  PAYMENT OF DEFERRED INSTALLMENT

(a) Subject to the remainder of this Subsection 2.6(a), the Deferred Installment shall be $26.5 million, and shall be satisfied on the Deferred Payment Date. The Deferred Installment shall be satisfied by the issuance by PAA, or transfer by the Purchaser, to the Vendor of Units having a Market Value equal to the Deferred Installment. The Deferred Installment shall be reduced according to the following if any of the following circumstances occur:

     (i) if the average annual EBITDA for the Earn-Out Period is less than $13.24 million but greater than $12.3 million, the Deferred Installment shall equal (x) 5 times the average annual EBITDA for the Earn-out Period (y) minus $39.7 million;

     (ii) if the average annual EBITDA for the Earn-Out Period is less than $12.3 million but greater than $10.8 million, the Deferred Installment shall equal (x) 4.5 times the average annual EBITDA for the Earn-Out Period (y) minus $39.7 million;

     (iii) if the average annual EBITDA for the Earn-Out Period is less than or equal to $10.8 million but greater than $10.0 million, the Deferred Installment shall equal (x) 4.0 times the average EBITDA for the Earn-Out Period (y) minus $39.7 million; or

     (iv) if the average annual EBITDA for the Earn-Out Period is less than $10 million, the Deferred Installment shall equal zero.

(b) The Purchaser shall also pay to the Vendor, with respect to the Units issued or delivered pursuant to Subsection 2.6(a), on the Deferred Payment Date a cash payment equal, on a per Unit basis, to the aggregate amount of all distributions made by PAA to its unitholders of record between the Effective Time and the actual date on which the Units are transferred or issued to the Vendor pursuant to Subsection 2.6(a). Any such payment shall be deemed to be an increase to the Purchase Price.

(c) For the purposes of Subsection 2.6(a) above, the EBITDA for the Earn-Out Period will include an annualized amount for the period from March 1, 2001 through December 31, 2001 (based on a fraction of 12/10), plus the EBITDA for the calendar year 2002, plus the EBITDA for the calendar year 2003.
     The average shall be determined by dividing this amount (which includes the annualized amount for the period from March 1, 2001 through December 31,
     2001) by three.

(d) (i) For the purposes of communicating and verifying the calculations contemplated in this Section 2.6, the Purchaser shall, within 100 days following the end of each of the three calendar years following Closing, deliver to the Vendor an income statement which has been reviewed in conjunction with PAA's annual audit for each such calendar year and the EBITDA for such period. In addition, with the delivery of the last income statement provided pursuant to this Subsection 2.6(d)(i), the Purchaser shall provide the Vendor with a statement setting forth the calculations of the average annual EBITDA during the Earn-Out Period. Each statement provided pursuant to this Subsection 2.6(d)(i) shall be final and binding upon the parties for all purposes hereof, absent manifest error, unless the Vendor notifies the Purchaser in writing, within twenty (20) days of receipt of such statement, that it disputes the said statement.

     (ii) In the event that the Vendor disputes any such statement in accordance with Subsection 2.6(d)(i), (A) the parties shall work expeditiously and in good faith in an attempt to resolve such disputes for a further period of twenty (20) Business Days after the date of notification to the Purchaser by the Vendor of such dispute, failing which such dispute shall be submitted for determination to the Independent Accountants; and (B) if such dispute relates to the last income statement or the calculation of the average EBITDA during the Earn-Out Period, the Deferred Payment Date shall be delayed until the fifth
          (5th) Business Day following the ultimate resolution of such dispute. The determination of the Independent Accountants shall be final and binding upon the Parties and not be subject to appeal, absent manifest error. The Independent Accountants shall be deemed to be acting as experts and not as arbitrators. The costs and expenses of the Independent Accountants shall be borne equally by the Vendor and the Purchaser. The Vendor and the Purchaser shall each bear their own costs in presenting their cases to the Independent Accountants.

2.7  UNITS

(a) The Vendor acknowledges that none of the Units will be the subject of a registration statement under the Securities Act of 1933, as amended (the "US SECURITIES ACT"), nor a prospectus or similar instrument under Canadian securities laws, and accordingly the Units will not be tradable (i) in Canada, at any time, to a Canadian resident except in accordance with applicable Canadian securities laws; or (ii) in the United States, until the expiry of the hold periods prescribed by the US Securities Act and/or the NYSE.

(b) All of the Units comprising the Deferred Installment shall not be tradable legally or beneficially by the Vendor, except in accordance with the following:

     (i) after the first anniversary of the Deferred Payment Date: 60% may be traded; and

     (ii) after the second anniversary of the Deferred Payment Date: 100% may be traded.

(c) All certificates representing the Units shall be marked with a clearly readable legend setting forth the requirements of Subsections 2.7(a) and
     (b).

(d)  For the purposes of this Section 2.7, "TRADE" shall include:

     (i) any transfer, sale or disposition of a security, whether or not for valuable consideration;

     (ii) any transfer, pledge or encumbrance of securities for the purpose of giving collateral for a debt (unless given in favour of a chartered bank or other lending institution, and such chartered bank or lending institution has, concurrently with such transfer, pledge or encumbrance, acknowledged in writing to the Purchaser that it is subject to the transfer restrictions contained in this Agreement); and

     (iii) any act, advertisement, solicitation, conduct or negotiation directly or indirectly in furtherance of any of the foregoing.

(e) Canpet Canada shall be entitled to distribute the Units or portions thereof to its shareholders from time to time, provided that all such transferees shall continue to be bound by the terms of this Section 2.7. The Vendor shall retain records of any such transfers so that the Purchaser may conduct an annual audit of compliance with the provisions set forth in this
     Section 2.7.

2.8  ALLOCATION OF DEFERRED INSTALLMENT

     The Vendor and the Purchaser agree to allocate the Deferred Installment as set forth in Schedule 2.3, and to execute and file all tax returns on the basis of such allocations.

2.9  ALTERNATIVE PAYMENT OF DEFERRED INSTALLMENT

(a) The Purchaser and PAA shall be entitled, at their option, to satisfy their obligations with respect to the Deferred Installment by the payment of cash, rather than the issuance of Units.

(b) In the event that PAA undergoes a reorganization, the result of which is that a successor with substantially similar net worth has publicly traded securities, then subject to Subsection 2.9(a), the Deferred Installment shall be paid by the issuance of such publicly traded securities and each reference to "Units" in Sections 2.6 and 2.7 shall be deemed to refer to such publicly traded securities.

(c) The Purchaser shall be entitled, at its option, to satisfy its obligations with respect to the Deferred Installment by issuing its own limited partnership units, which, by their terms, will be immediately exchangeable by both the holder or the issuer thereof into Units on a one-for-one basis. The number of limited partnership units to be issued by the Purchaser will in such event be equal to the number of Units which would otherwise be issuable pursuant to the terms of this Agreement. The Purchaser shall not be entitled to issue such limited partnership units unless (i) the terms of such units are acceptable to the Vendor, acting reasonably; and (ii) PAA has executed a binding agreement, in a form reasonably satisfactory to the Vendor, whereby it undertakes to honour the exchange provisions of the limited partnership units.

2.10 CONTINUED EMPLOYMENT OF W. DAVID DUCKETT

     Notwithstanding Section 2.6, the amount of the Deferred Installment as calculated pursuant to Section 2.6 shall be reduced by thirty six and three tenths percent (36.3%) upon the dismissal of Duckett by reason of the occurrence of an Event of Default at any time during the Earn-Out Period.

2.11 CHANGE OF CONDITION

     The Purchaser covenants and agrees that throughout the Earn-Out Period, it will not, without having first received the written approval of Duckett for the purposes of and referring to this Section 2.11, cause or permit a material reorganization, divestiture or downsizing of the Business so as to have a material adverse effect on the ability of the Key Employees to generate EBITDA during the Earn-Out Period.

2.12 ONUS OF PROOF

     If the Purchaser is in breach of Section 2.11, there shall be a presumption, subject to proof to the contrary, on the balance of probabilities, that for the purposes of Section 2.6, the average annual EBITDA for the Earn-Out Period would have been in excess of $13.24 million in the absence of the breach, and the onus of proof that such EBITDA would have been less, and if less, regarding the amount of EBITDA which would have been earned during the remainder of the Earn-Out Period, shall be on the Purchaser, on the balance of probabilities.

                                  ARTICLE III
                              ASSUMED LIABILITIES

3.1  ASSUMED LIABILITIES

     Subject to Closing, the Purchaser hereby agrees to assume, discharge, perform and fulfill the following obligations and liabilities with respect to the Business as and from the Effective Time (collectively, the "ASSUMED LIABILITIES"):

(a) all obligations or liabilities under the Contracts and the Leases arising in respect of the period after the Time of Closing and not related to any default existing prior to or as a consequence of Closing;

(b)  any liability expressly assumed by the Purchaser under Article IX;

(c) post-Closing Date obligations and liabilities arising under the Closing Agreements to which the Purchaser is a party; and

(d)  any other obligations expressly assumed by the Purchaser hereunder.

Whether or not an item is a "Permitted Encumbrance" shall have no effect as to whether or not such item is an "Assumed Liability".

3.2  EXCLUDED LIABILITIES

     Except for the Assumed Liabilities, the Purchaser shall not assume and shall have no obligation to discharge, perform or fulfill any other liabilities or obligations, contingent or otherwise, of the Vendor or the Assets of any kind whatsoever (collectively, the "EXCLUDED LIABILITIES") including:

(a) any liabilities incurred or accruing due prior to the Time of Closing under the Contracts or Leases;

(b) any assessment or reassessment for income, corporate, capital, sales, excise or other Taxes, duties or imposts of any kind whatsoever of the Vendor or relating to the Business or Assets in respect of a period prior to the Time of Closing;

(c) any third party product liability or warranty liability arising at any time in respect of products or services of the Business, provided, processed or shipped on or prior to the Closing Date, even though a Claim therefor may be made or filed after the Time of Closing;

(d) any liability of the Vendor to the employees of the Vendor other than as specifically contemplated by Article X;

(e) any liability of the Vendor to employees for wrongful dismissal, whether or not such employees were offered employment by the Purchaser as contemplated by Article X;

(f) except as set forth in Section 9.5, any liability for Pre-Closing Environmental Liabilities;

(g) any liability arising out of any default, breach or penalty by, of or against the Vendor under any contract or commitment prior to the Time of Closing;

(h) any liability relating to the execution, delivery and consummation of this Agreement by the Vendor and the transactions of the Vendor contemplated hereby, including without limitation any and all federal, provincial, state, foreign and local income taxes incurred by the Vendor as a result of the transactions contemplated by this Agreement, except as may otherwise be expressly assumed herein; and

(i) any liability relating to or arising out of the conduct or operation of the Business by the Vendor prior to the Time of Closing (except as otherwise expressly assumed herein), including without limitation those arising from
     (i) personal injury (including death) or property damage claims; (ii) any third party relationship, representation agreement or joint venture not specifically assumed hereunder; (iii) any indebtedness of the Vendor other than that expressly assumed hereunder; (iv) other than as set forth in
     Article X, any employment relationship or employee related obligation; or
     (v) obligations or liabilities under any agreement, contract or commitment of the Vendor which accrued prior to the Time of Closing, including without limitation, the provision of services prior to the Time of Closing under any service contract of the Vendor.

                                  ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE VENDOR

     The Vendor represents and warrants to the Purchaser, and acknowledges and confirms that the Purchaser is relying upon such representations and warranties in connection with the purchase by the Purchaser of the Assets, as follows:

4.1  ORGANIZATION AND STANDING

     Canpet Canada is a corporation duly organized and validly existing and in good standing under the laws of Alberta. Canpet USA is a corporation duly organized and validly existing under the laws of the State of Washington, and is a wholly-owned subsidiary of Canpet Canada. The Vendor has full corporate power to own or lease its properties and to conduct the Business as presently conducted and is duly authorized, qualified and licensed to do business in the Province of Alberta and all other jurisdictions in which the Business is conducted (except South Dakota, Wisconsin, Missouri, and Michigan, all of which licenses and qualifications shall have been obtained by the Time of Closing). Canpet Canada is not a non-resident within the meaning of the Income Tax Act (Canada).

4.2  AUTHORITY

     The Vendor has all requisite corporate power and authority to execute, enter into and carry out the terms and conditions of this Agreement and all other agreements and instruments contemplated hereby, and to perform its obligations hereunder and thereunder.

4.3  GOVERNMENTAL AND THIRD PARTY CONSENTS

(a) Except as set forth on Schedule 4.3, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity is required on the part of the Vendor in connection with the transactions contemplated by this Agreement or the Closing Agreements.

(b) Except as set forth on Schedule 4.3, no consent, approval, waiver or other action by any Person is required or necessary for the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby or thereby other than the requisite approval of the Vendor's shareholders.

4.4  NO VIOLATION

(a) The execution, delivery and performance by the Vendor of this Agreement and the consummation of the transactions contemplated thereby:

     (i) have been duly authorized by all necessary action on the part of the Vendor, other than the requisite approval of the Vendor's shareholders; and

     (ii) do not (or would not with the giving of notice or the lapse of time) result in a violation or a breach of, or a default under or give rise to a right of termination, amendment or cancellation or the acceleration of any obligation under (i) any constating documents or by-laws of the Vendor; (ii) subject to the obtaining of Consents, any contracts or instruments to which the Vendor is a party or by which the Vendor is bound; or (iii) any Laws applicable to the Vendor or the Assets.

(b) This Agreement and the Closing Agreements constitute legal, valid and binding obligations of the Vendor enforceable against the Vendor in accordance with their respective terms.

4.5  RESTRICTIONS ON TRANSFER

     The Vendor is not subject to, or a party to, any charter or by-law or other constating document restriction, Law, Claim, contract or instrument, Encumbrance or other restriction of any kind or character which would prevent the consummation of the transactions contemplated by this Agreement or any Closing Agreement or compliance by the Vendor with the terms, conditions and provisions hereof or thereof, except for the necessity of obtaining the Consents and the Authorizations described in Schedule 4.3.

4.6  NO MATERIAL ADVERSE CHANGE

(a) Since December 31, 2000, there has been no (i) damage, destruction or loss of physical property, or (ii) change in the affairs, assets, liabilities, business, prospects, operations or condition of the Business or the Assets, financial or otherwise, howsoever arising, including without limiting the generality of the foregoing, as a result of any legislative or regulatory change, revocation of any licence or right to do business that is to be assigned to the Purchaser, fire, explosion, accident, casualty, labour trouble, loss of regular customers, or cancellation or threatened cancellation of material supply contracts, customer agreements or relationships, or other business relationships, which has materially adversely affected or which could reasonably be expected to materially adversely affect the Business or the Assets;

(b)  Since December 31, 2000, the Vendor has not:

     (i) permitted any of the Assets to become subjected to any Encumbrance except for Permitted Encumbrances or Encumbrances to be discharged at or prior to Closing;

     (ii) sold, transferred or otherwise disposed of any Assets except for (i) Assets sold in the ordinary course of business which are minor in nature and not essential to the operation of the Business; and (ii) the sale of its Inventory in the ordinary course of the Business, for which fair value was received;

     (iii) granted any increase in benefits or the rate of wages and salaries for executives or other employees employed in connection with the Business, other than increases effective January 1, 2001, the details of which are contained in Schedule 4.22, and discretionary bonuses which were earned prior to the Effective Time, and which are not, and do not, affect on-going obligations of the Purchaser to executives or other employees. For greater certainty, no such discretionary bonuses shall be included in Interim Costs incurred after the Effective Time for the purposes of Subsection 2.4(d);

     (iv) cancelled or waived any material claims or rights relating to Assets or the Business;

     (v) made any change in any method of accounting practice applicable to the Business; or

     (vi) cancelled or reduced any of its insurance coverage relating to Assets or the Business; and

     the Vendor has:

     (vii) maintained adequate levels of Inventory to carry on the Business in the ordinary course;

     (viii) used its best efforts to keep available the services of the employees and agents of the Business and to maintain its relations and goodwill with the suppliers, customers, distributors and any others having business relations with the Business;

     (ix) used reasonable efforts consistent with past practice to preserve the possession and control of Assets and to preserve the confidentiality of any confidential or proprietary information of the Business; and

     (x) continued to make such capital expenditures as are necessary or advisable, in the ordinary course of business, to ensure basic maintenance of the Assets and the Business and the health and safety of its employees and the protection of the Environment.

4.7  COMPLIANCE WITH LAWS

     The Vendor has and is conducting the Business in compliance with all applicable health and safety, product manufacturing, Environmental and other Laws of every jurisdiction in which its business is carried on.

4.8  AUTHORIZATIONS

     The Vendor owns, holds, possesses or lawfully uses in the operation of the Business all Authorizations which are necessary for it to conduct the Business as presently conducted or for the ownership and use of its Assets. All such Authorizations are listed and described in Schedule 4.8 and the Vendor has not received any notice of any Claim of default, nor to the knowledge of the Vendor is the Vendor in default or are requirements outstanding with respect to any such Authorizations, other than as described in Schedule 4.8.

4.9  TITLE TO ASSETS

     The Vendor has good and marketable title to the Assets, except for those Assets leased by it, free and clear of all Encumbrances except for Permitted Encumbrances and Encumbrances to be discharged on or prior to the Closing Date.

4.10  NO OPTIONS ON ASSETS, ETC

     Except for the Purchaser under this Agreement, no Person has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming such for the purchase from the Vendor of any of the Assets, other than pursuant to purchase orders and similar agreements accepted or entered into by the Vendor in the ordinary course of its Business.

4.11  CONDITION OF ASSETS

     All of the Assets which are material to the Business are (i) maintained in accordance with all applicable Laws and with all Authorizations validly issued pursuant thereto; (ii) in good operating condition and in a state of good maintenance and repair; and (iii) adequate and suitable for the purposes for which they are presently being used.

4.12  CONDITION OF INVENTORY
     All Inventory meets quality specifications of the applicable pipeline carriers and/or the Vendor's customers, and may be sold by the Purchaser without discount or allowances.

4.13  VALUATION OF INVENTORY

     All appropriate writedowns of the value of Inventory consistent with GAAP and the Vendor's normal business practice have been made by the Vendor in its calculation of Inventory Value.

4.14  REAL PROPERTY

(a) Schedule 4.14(a) sets forth all lands owned in fee by the Vendor, with the legal descriptions or recordation information. The Vendor has, and at Closing will have, good and marketable record title in fee to all lands listed on Schedule 4.14(a), free and clear of any and all mortgages, liens and encumbrances created by any person, other than Permitted Encumbrances.

(b) Schedule 4.14(b) contains a true, correct and complete list of all of the Leases. Each Lease is in good standing, creates a good and valid leasehold estate in the Leased Properties thereby demised and is in full force and effect without amendment thereto, except as disclosed in Schedule 4.14(b). With respect to each Lease (i) all rents and additional rents due to the date hereof have been paid; (ii) neither the lessor nor the lessee is in default thereunder; (iii) no waiver, indulgence or postponement of the lessee's obligations thereunder has been granted by the lessor; (iv) there exists no event of default or event, occurrence, condition or act, (subject to the requirement for Consents) which, with the giving of notice or the lapse of time, would become a default under such Lease; (v) the Vendor has not violated any of the terms or conditions under any such Lease in any material respect; and (vi) to the knowledge of the Vendor, all of the covenants to be performed by any other party under any such Lease have been fully performed. To the knowledge of the Vendor, the Leased Properties are in a state of good maintenance and repair, subject to age, useful life and normal wear and tear, and are adequate and suitable for the purposes for which they are presently being used.

(c) Schedule 4.14(c) sets forth all of the Vendor's right-of-way agreements (the "RIGHTS OF WAY"). The Vendor has, and at Closing will have, good and defensible title to such rights-of-way, subject only to Permitted Encumbrances. The applicable Assets and Equipment are located within such rights-of-way. Such rights-of-way are continuous, there are no gaps in such rights-of-way, and there are not outstanding demands to remove or relocate Assets or Equipment within such rights-of-way.

4.15  FINANCIAL STATEMENTS AND RELATED MATTERS

(a) Schedule 4.15 sets forth the financial statements that the Vendor has furnished to the Purchaser, which are true, complete and accurate copies of the Vendor's audited financial statements as of and for the fiscal periods ended December 31, 1998, 1999 and 2000, which statements include, among other things, balance sheets of the Vendor as of December 31, 1998, 1999 and 2000 and the related statements of income and retained earnings and cash flow for the years ended December 31, 1998, 1999 and 2000. No material earnings of the Business in 1998, 1999 and 2000 are attributable to unhedged positions, in violation of the Vendor's policies.

(b) Each of the balance sheets referred to above was prepared in accordance with the Books and Records of the Vendor and presents fairly in accordance with GAAP consistently applied the financial position of the Vendor as of the date thereof and each statement of income and retained earnings and cash flow referred to above was prepared in accordance with the Books and Records of the Vendor and presents, as the case may be, fairly in accordance with GAAP consistently applied the results of operations of the Vendor for the period which it purports to cover.

(c) The financial and accounting Books and Records of the Vendor have been maintained in accordance with applicable legal and accounting requirements and good business practices and accurately reflect the basis for the financial position and results of operations of the Vendor as set forth in the financial statements described in this Section and such Books and Records are true, complete and correct in all material aspects and do not contain any misrepresentations or omit any information required to make such Books and Records not misleading.

(d) There are no material liabilities either accrued, absolute or contingent, including, without limitation, liabilities under any applicable Environmental, safety, health or other Laws or common law theory of liability, of the Vendor of any kind whatsoever, in respect of which the Purchaser may become liable on or after the consummation of the transaction contemplated by this Agreement other than the Assumed Liabilities.

4.16  COMMODITY CONTRACTS

     Except as set forth in Schedule 4.16, the Vendor, with respect to the Business or the Assets, is not a party to nor bound by:

(a) any agreement to buy or sell crude oil, LPG's, natural gas liquids or any other commodity at a fixed price, as a barrel for barrel exchange, any agreement which cannot be cancelled with 30 days prior written notice or to deliver barrels against an earlier month's obligation;

(b) any futures contract or option traded on a regulated Exchange, or in the over-the-counter market (other than for hedging purposes, consistent with historical practices, all of which hedging contracts or options as of March 26, 2001 are listed in Schedule 4.16, and will be updated by the Vendor as of Closing); or

(c)  any swap, over the counter, or derivative contract or agreement.

4.17  OTHER CONTRACTS

     Except as set forth in Schedule 4.14, 4.16, 4.17, 4.19 or 4.22, the Vendor, with respect to the Business or the Assets, is not a party to nor bound by:

(a) any employment agreement, bonus, deferred compensation, pension, profit sharing, stock option, phantom stock plan, employee stock purchase, health, insurance, retirement or other employee benefit plan, any collective agreements or any agreement

     (oral or written) providing for compensation out of the ordinary course to be paid to any employee as a consequence of the sale of any substantial portion of the Assets;

(b) any agreement or commitment relating to capital expenditures in excess of $50,000;

(c) any agreement or commitment limiting the freedom of the Vendor to engage in the Business or to compete with any other Person in respect of the Business;

(d) any licensing or other agreement or commitment relating to intellectual property used by the Vendor in the conduct of the Business;

(e) any agreement or commitment not entered into in the ordinary course of business;

(f) any agreement or arrangement with any Person with whom the Vendor (or its present or former directors, officers and employees) does not deal at arm's length (which agreements or arrangements are specifically identified in Schedule 4.17 as "non-arm's length"); or

(g) any contractual obligation that would restrict the Vendor's, or its employee's right to engage in any type of business or compete in any geographic area.

4.18 NO BREACH OF CONTRACTS

     Each of the Contracts is in full force and effect, and there exists no default or event of default or event, occurrence, condition or act (including the sale of the Assets hereunder) which, with the giving of notice or the lapse of time would become a default or event of default thereunder, except for the necessity of obtaining the Consents. The Vendor has not violated or breached, in any respect, any of the material terms or conditions of any Contract, and to the knowledge of the Vendor, all the covenants to be performed by any other party thereto have been fully performed and the Vendor has not received notice of termination of any of the Contracts or any notice alleging breach thereof.

4.19 INTELLECTUAL PROPERTY RIGHTS

(a)  All the Patent Rights and Trade Marks are described in Schedule 4.19.

(b) The Vendor holds those licences that are reasonably necessary for the purpose of conducting the Business. Except as set forth in Schedule 4.19, the Vendor has the right to transfer and grant the licences with respect to the Intellectual Properties in accordance with this Agreement.

(c) Except as set forth in Schedule 4.19, the Vendor is not aware of the infringement by third parties of the Intellectual Properties.

(d) The conduct of the Business in the manner heretofore carried on does not infringe the intellectual properties of third parties.

(e) The Vendor is the owner of the Patent Rights and Trade Marks and has the exclusive right to use the Intellectual Properties.

(f) The Intellectual Properties have not been conveyed, assigned, licensed or encumbered so as to interfere in any way with the transfer and licences to the Purchaser and its ability to use any of them as provided for herein.

(g) All registrations, filings and fees necessary to preserve the rights of the Vendor in the Intellectual Properties have been made and are in good standing.

(h) All Intellectual Properties used in whole or in part in the carrying on of the Business in the manner heretofore carried on are owned by or validly licensed to the Vendor, other than as disclosed in Schedule 4.19.

4.20 BOOKS AND RECORDS

     All Books and Records of the Business have been fully and properly kept in accordance with GAAP and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. None of the Vendor's records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Vendor.

4.21 TAXES

     There are no arrears nor any default in respect of the payment of any Taxes payable in respect of the Business or the Assets and all Taxes and other assessments due and payable in respect of the Business and the Assets have been paid or accrued, and no Claim for additional Taxes or other assessments has been made in respect of the Business and is currently outstanding. The Vendor is not in arrears or in default in respect of the filing of any required federal, provincial, municipal or other Tax return in respect of the Business or the Assets. The Vendor has deducted and withheld and will deduct and withhold all amounts required to be deducted or withheld to and including the Closing Date from all payments made to any employee of the Business in respect of Taxes and other deductions. The Vendor has collected and will collect, to and including the Closing Date, all amounts required to be collected by it from any Person in respect of Taxes and other deductions and it has paid or will pay all amounts so withheld or collected to the proper Tax or other receiving authorities as required by applicable laws.

4.22 EMPLOYEES

(a) Schedule 4.22 sets forth all of the employees and consultants of the Business. The Vendor has provided, in writing, a complete and accurate list of the annual wages and salaries of each such employee and consultant as of December 31, 2000 and as at the Closing Date and a complete and accurate list of bonuses paid or payable to each employee and consultant for the fiscal year ended December 31, 2000.

(b) Schedule 4.22 identifies and describes each retirement, pension, stock purchase, bonus, profit sharing, stock option, deferred compensation, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, vacation and incentive compensation plan or arrangement that is maintained or contributed to by the Vendor for the benefit of Employees, and a true and complete copy of each will be provided to the Purchaser prior to Closing.

(c) The Vendor is in compliance with all Laws respecting employment and employment practices, terms and conditions of employment, pay equity and wages and hours and has not and is not engaged in any unfair labour practice.

(d) No unfair labour practice, complaint or grievance against the Vendor is pending or, to the knowledge of the Vendor, threatened before any labour relations board or similar Governmental Entity.

(e) There is no labour strike, dispute, slowdown or stoppage actually pending or involving or, to the knowledge of the Vendor, threatened against the Vendor.

(f) No union representation question currently exists respecting the employees of the Vendor.

(g) No collective agreement is currently being negotiated by the Vendor with respect to the employees of the Business and there are no collective agreements in force with respect to the employees of the Business.

4.23 ENVIRONMENTAL MATTERS

(a) Except as set out in Schedule 4.23, the Business and the Assets are, and the Business is being operated, in compliance with Environmental Laws, including all Environment Permits. The Vendor has not received any Notice of non-compliance, and to the knowledge of the Vendor, there are no facts or circumstances which could give rise to a Notice of non-compliance with any Environmental Laws or Environmental Permits.

(b) The Vendor has obtained all material Environmental Permits which are necessary for the operation of the Business. All such material Environmental Permits are listed in Schedule 4.23 and are valid and in full force and effect. There are no proceedings in progress, pending or threatened, that may result in the cancellation, revocation, suspension, rescission or amendment of any Environmental Permit. There is no pending or threatened order by any environmental regulatory authority requiring improvement or other work to be conducted on any of the Owned Properties or the Leased Properties.

(c)  Except as disclosed in Schedule 4.23, with respect to the Business and the
     Assets:

     (i) during the nine (9) years preceding the date hereof, the Vendor has not been charged with or convicted of an offence for non-compliance with any Environmental Laws and has not been fined or otherwise sentenced or settled any prosecution short of conviction; and

     (ii) the Vendor has not received any Notice of judgment or commencement of proceedings of any nature or experienced any search and seizure and to the knowledge of the Vendor is not under investigation related to any breach or alleged breach of Environmental Laws.

(d) The Vendor has maintained documents and records concerning the Environment in the manner and for the time periods required by Environmental Laws.

(e)  Except as disclosed in Schedule 4.23:

     (i) there is no currently existing environmental condition or circumstance that could reasonably be expected to materially interrupt the performance of the Business;

     (ii) during the five (5) years preceding the date hereof, the Vendor has not received any request for information from any Governmental Entity, or written request for information from any other party, with respect to the disposal of waste on, at or under any of the Owned Properties or Leased Properties, or the existence of a waste disposal site on, at or under any of the Owned Properties or Leased Properties;

     (iii) no part of the Owned Properties or Leased Properties, while owned or leased by the Vendor, or any Affiliate of the Vendor, has been used by anyone for the disposal of wastes or as a dump site, either temporarily or permanently;

     (iv) to the Vendor's knowledge, all pollution control equipment operated as part of the Business is effective in meeting applicable emissions limits and effluent pre-treatment standards;

     (v) the Assets and related Buildings and Fixtures are not contaminated in any way by materials, substances or wastes present in quantities which, pursuant to any Environmental Law, require remediation or cleanup; and

     (vi) there has not been any migration or removal of any Substances from any of the Assets and related Buildings and Fixtures which has or may have an adverse offsite impact which would constitute non-compliance with any Environmental Law.

4.24 INSURANCE

     The Vendor maintains insurance policies with responsible insurers as are appropriate to the Business in such amounts and against such risks as are customarily carried and insured against by prudent owners of comparable businesses. All such policies of insurance coverage are in full force and effect while the Business and the Assets remain the property of the Vendor. The Vendor is not in default with respect to any of the provisions contained in any such insurance policy and has not failed to give any notice or present any claim under any such insurance policy in due and timely fashion. Schedule 4.24 includes a list setting forth any and all (i) material Claims, with reasonable particulars, made under any policies of insurance maintained by or for the benefit of the Vendor over the past two (2) calendar years prior to the date hereof; and (ii) customers and suppliers of the Business, including their names and addresses, who have been added as named insureds on such insurance policies, or who hold certificates entitling them to notice of cancellation of such insurance policies.

4.25 LITIGATION

     Except as set forth in Schedule 4.25, there is no Claim, at law or in equity, by any Person, nor any arbitration, administrative or other proceeding by or before (or to the knowledge of the Vendor any investigation by) any Governmental Entity pending, or, to the knowledge of the Vendor, threatened or contemplated against or affecting the Vendor or any of its properties or rights or any of the Assets, and the Vendor does not know of any valid basis for any such Claim, arbitration or investigation. Except as set forth in Schedule 4.25, the Vendor is not subject to any judgment, order, charge or decree entered in any lawsuit or proceeding.

4.26 LETTERS OF CREDIT AND OTHER SECURITY INSTRUMENTS

     Except as set forth in Schedule 4.26, the Vendor is not required to provide any letters of credit, bonds or other financial security arrangements in connection with any transactions with any suppliers or customers of the Business or any Governmental Entity.

4.27 AGENTS FEES

     No agent, broker, investment banker, or other person acting on behalf of the Vendor or under its authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from the Purchaser in connection with any of the transactions contemplated herein.

4.28 EQUIPMENT

     Schedule 4.28 contains a true and correct list of all material Equipment used by the Vendor as of the Effective Time and such assets constitute all of the tangible personal property used in or necessary for the operation of the Business, all of which is, except as specifically indicated in Schedule 4.28, in normal operating condition and repair (reasonable wear and tear excepted) and are not in need of material repair or replacement, except to the extent such Equipment is currently under repair or the Purchaser has been advised that replacement is necessary.

4.29 INVENTORY

     Schedule 4.29 contains a detailed description of the Inventory volumes and Inventory Values as of the Effective Time, including the locations thereof.

4.30 CUSTOMERS

     Schedule 4.30 contains a complete list of all producers who sold crude oil, LPG's and natural gas liquids to the Vendor in the month of February, 2001, and the approximate volumes sold in such month by each such producer, and contains a list of all on-going purchasers of propane, as of February 28, 2001.

                                   ARTICLE V
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser represents and warrants to the Vendor, and acknowledges and confirms that the Vendor is relying on such representations and warranties in connection with the sale by the Vendor of the Assets, as follows:

5.1  DUE FORMATION AND EXISTENCE OF THE PURCHASER

     PMC is a limited partnership formed and existing under the laws of the Province of Alberta. PMLP is a limited partnership formed and existing under the laws of the State of Delaware.

5.2  VALIDITY OF AGREEMENT

(a) The Purchaser has all necessary power to enter into and perform its obligations under this Agreement and the Closing Agreements to which it is a party and to perform its obligations hereunder and thereunder.

(b) The execution, delivery and performance by the Purchaser of this Agreement and the Closing Agreements to which it is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Purchaser and do not (or would not with the giving of notice or the lapse of time) result in a violation or a breach of, or a default under or give rise to a right of termination, amendment or cancellation or the acceleration of any obligation under (i) any constating documents or by-laws of the Purchaser;
     (ii) any contracts or instruments to which the Purchaser is a party or by which the Purchaser is bound; or (iii) any Laws applicable to the Purchaser.

(c) This Agreement and the Closing Agreements to which the Purchaser is a party constitute legal, valid and binding obligations of the Purchaser enforceable against it in accordance with their respective terms.

5.3  RESTRICTIVE DOCUMENTS

     The Purchaser is not subject to, or a party to, any charter or by-law restriction, any Law, any Claim, any contract or instrument, any Encumbrance or any other restriction of any kind or character which would prevent the consummation of the transactions contemplated by this Agreement or any Closing Agreement or compliance by the Purchaser with the terms, conditions and provisions hereof or thereof.

5.4  AGENT'S FEE

     No agent, broker, investment banker, or other person acting on behalf of the Purchaser or under its authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from the Vendor in connection with any of the transactions contemplated herein.

5.5  FINANCIAL RESOURCES

     The Purchaser has adequate financial resources available to it in order to comply with its obligations under Article II hereof.

5.6  UNITS

     The Units to be issued or transferred to Vendor pursuant to the terms of this Agreement will be duly and validly issued.

                                  ARTICLE VI
                     PRE-CLOSING COVENANTS OF THE PARTIES

6.1  CONDUCT OF BUSINESS PRIOR TO CLOSING

(a) During the Interim Period, the Vendor shall conduct the Business in the ordinary course thereof, subject to the provisions of Subsections 6.1(b) and 6.1(c).

(b) Without limiting the generality of Subsection 6.1(a), during the Interim Period the Vendor shall not, without the prior written consent of the
     Purchaser:

     (i) permit any of the Assets to be subjected to any Encumbrance except for Permitted Encumbrances or Encumbrances to be discharged at Closing;

     (ii) sell, transfer or otherwise dispose of any Assets except for (i) Assets, sold in the ordinary course of business which are minor in nature and not essential to the operation of the Business; (ii) the sale of its Inventory in the ordinary course of the Business and (iii) for which fair value was received;

     (iii) other than discretionary bonuses which: (w) may be declared and paid by the Vendor; (x) which were earned prior to the Effective Time; (y) which have retroactive effect to a period prior to the Effective Time; and (z) which are not, and do not, affect on-going obligations of the Purchaser to executives or other employees; grant any increase in benefits, the rate of wages, salaries, or bonuses for executives or other employees employed in connection with the Business;

     (iv) make any change in any method of accounting practice applicable to the Business;

     (v) cancel or reduce any of its insurance coverage relating to Assets or the Business;

     (vi) enter into any agreement which cannot be canceled with thirty (30) days prior written notice of cancellation;

     (vii) enter into any agreement to purchase or sell crude oil, LPG's, condensate, natural gas liquids, any blend thereof or any other commodity relating to the Business on a fixed price basis;

     (viii) enter into any swap, over-the-counter, or derivative contract or agreement;

     (ix) except as set forth in Schedule 6.1(b)(ix), and except due to an emergency, purchase or enter into any agreement to purchase any capital item with a cost in excess of $20,000 per item or an aggregate for all capital items in excess of $100,000; or

     (x)  whether or not in writing, to do any of the foregoing.

(c) Without limiting the generality of Subsection 6.1(a), during the Interim Period, the Vendor shall:

     (i) maintain adequate levels of Inventory to carry on the Business in the ordinary course;

     (ii) use its best efforts to keep available the services of the present employees and agents of the Business and to maintain its relations and goodwill with the suppliers, customers, distributors and any others having business relations with the Business;

     (iii) use reasonable efforts consistent with past practice to preserve the possession and control of Assets and to preserve the confidentiality of any confidential or proprietary information of the Business;

     (iv) use its best efforts to conduct the Business in such a manner that on the Closing Date the representations and warranties of the Vendor contained in this Agreement shall be true, correct and complete as if such representations and warranties were made on and as of such date;

     (v) provide the Purchaser with its daily mark-to-market and other position tracking reports available in the ordinary course of the Vendor's Business;

     (vi) provide the Purchaser with financial and cash flow projections prepared in the ordinary course of the Vendor's Business;

     (vii) provide the Purchaser with copies of all information, notices and other correspondence and reports provided to BNP Paribas and any other of the Vendor's lenders;

     (viii) subject to Subsection 6.1(b)(ix), until the Closing Date continue to make such capital expenditures as are necessary or advisable, in the ordinary course of business, to ensure basic maintenance of the Assets and the Business and the health and safety of its employees;

     (ix)  immediately upon becoming aware of the existence of:

           (A) any Notice from, proceeding before or order of any Governmental Entity requiring it to comply with or take action under any Environmental Law,

           (B) any Notice from a lender asserting a violation or breach of any loan covenant or any other provision of any financing agreement, or

           (C) any state of affairs respecting the Owned Properties, Leased Properties, Assets or Business which could reasonably be expected to give rise to future Environmental Liabilities and Costs, the imposition of any fine, or the shutting down of any facility for any period of time, notify the Purchaser in writing and provide details of any actions taken in response; and

      (x) without limiting the generality of the obligations of the Vendor under Subsection 6.1(c)(ix), notify the Purchaser of any occurrences of the following nature:

           (A) receipt of any Notice or Claim regarding the Business to the effect that it is or may be liable to any Person, including any Claim as a result of the Discharge or threatened Discharge of any Substance into the Environment in, on, under or adjacent to its Owned Properties or Leased Properties or any other property relating to the Business;

           (B) receipt of any Notice that it is subject to investigation by any Governmental Entity concerning whether any Remedial Action is needed to respond to the Discharge or threatened Discharge of any Substance into the Environment in, on, under or adjacent to its Owned Properties or Leased Properties or any other property relating to the Business;

           (C) receipt of any Notice that all or any portion of its Owned Properties or Leased Properties is subject to an order or an Encumbrance under or pursuant to any Environmental Law;

           (D) receipt of any Notice of the commencement of any judicial or administrative proceeding alleging a violation of any Environmental Law with respect to its Owned Properties or Leased Properties, or by it with respect to its Owned Properties or Leased Properties; or

           (E) receipt of any Notice by a third party alleging a breach by the Vendor of any Contract.

6.2  ACTIONS TO SATISFY CLOSING CONDITIONS

(a) Each of the Parties hereby agrees to take all such actions as are within its power to control and to use its reasonable best efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with all of the conditions set forth in Article VII.

(b) The Vendor will, within two (2) days of the date of this Agreement, call a meeting of its shareholders for the purpose of obtaining the consent and approval of the holders of no less than two thirds (2/3) of its common shares to the execution and delivery of this Agreement, and the completion of the transactions contemplated hereby.

6.3  TRANSFER OF THE ASSETS

     Subject to formal registrations of real property transfers, which will be completed as soon as practicable following Closing, the Vendor shall take all necessary and reasonable steps and proceedings to permit good title to the Assets sold hereunder and good and marketable title to the Owned Properties to be duly and validly transferred and assigned to the Purchaser at the Time of Closing, free of all Encumbrances other than Permitted Encumbrances.

6.4  REQUEST FOR CONSENTS

(a) The Vendor shall use its best efforts to obtain, prior to Closing, all Consents which are required under the Contracts in order to legally assign all such Contracts to the Purchaser. Without restricting the foregoing, if any third parties will not provide the requisite Consent, the Parties shall first offer to have the Purchaser's general partner guarantee the obligations of the Purchaser under such Contract, and if the third party still will not provide the requisite consent without the Vendor agreeing to remain liable under the applicable Contract, the Vendor shall agree to remain liable. Such Consents must be upon such terms as are acceptable to the Purchaser. The Purchaser shall cooperate in obtaining such Consents.

(b) In the event that any such Consents have not been obtained prior to Closing, the Purchaser may, at its sole option, proceed with Closing and
     (i) the Purchaser may request, and the Vendor shall deliver an irrevocable declaration from the Vendor that all Contracts which have not been terminated by the applicable third party and to which Consents have not been obtained, will be held in trust for the Purchaser, in which event the Vendor shall act as agent for the Purchaser with respect to such Contracts; and (ii) for all Contracts to which a Consent has not been received, and which the Parties reasonably believe may be terminated or which have been terminated as a result of any assignment by the Vendor of a legal or beneficial interest therein (other than due to a default by the Purchaser), such Contract shall not be assigned to the Purchaser, and any Contract providing for the offsetting position shall also not be assigned to the Purchaser, and to the extent the Purchaser incurs any net loss, cost or expense as a result of the foregoing, then the Vendor shall bear any net loss, cost or expense (taking into account all such Contracts, including the offsetting Contracts), incurred by the Purchaser as a result. With respect to all Contracts to which (i) above applies, the Vendor shall continue to provide and keep outstanding all existing letters of credit, bonds or other financial security agreements until Consent is obtained or the applicable Contract is terminated in accordance with its terms.

6.5  FILINGS AND AUTHORIZATIONS

     Each of the Vendor and the Purchaser, as promptly as practicable after the execution hereof, (i) shall make, or cause to be made, all such filings and submissions under all Laws applicable to it, as may be required for it to consummate the purchase and sale of the Assets in accordance with the terms of this Agreement, including the Competition Act Notification, the Investment Canada Notification, and if determined by the Purchaser to be necessary, the HSR Act Notification, (the filing and review fees for all of which shall be borne by the Purchaser); (ii) shall use all reasonable efforts to obtain, or cause to be obtained, all authorizations, approvals, consents and waivers from all Persons and Governmental Entities necessary or advisable to be obtained by it in order to consummate such transfer; and (iii) shall use all reasonable efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order for it to fulfill its obligations hereunder. The Vendor and the Purchaser shall coordinate and cooperate with one another in exchanging such information and supplying such assistance as may be reasonably requested by each in connection with the foregoing.

6.6  ACCESS TO INFORMATION AND ASSETS

(a) From the date hereof through the Closing, the Vendor shall, and shall cause its representatives to, afford complete access at all reasonable times to the properties, the Assets and the Business, and to the officers, employees, agents, lawyers, accountants, properties, Books and Records and Contracts of the Vendor, for the purpose of inspecting physical and/or Environmental condition of any of the Assets, and conducting any other due diligence procedures deemed necessary or appropriate by the Purchaser. At the request of the Purchaser, the Vendor shall execute such consents, authorizations and directions as may be necessary to permit any inspection of any of the Assets, or to enable the Purchaser or its authorized representatives to obtain full access to all files and records relating to the Business maintained by governmental or other public authorities. In addition, the Vendor shall furnish the Purchaser and its representatives all financial, operating and other data and information as may be reasonably requested including, but not limited to, financial statements, financial records, health and safety records, data relating to operating procedures, workers' compensation history, legal, tax, environmental, zoning and other legal compliance.

(b) The exercise of any rights of inspection by or on behalf of the Purchaser under this Section 6.6 shall not mitigate or otherwise affect any of the representations or warranties of the Vendor made in Article IV hereof.

6.7  NOTICE OF UNTRUE REPRESENTATION OR WARRANTY

     Each of the Parties shall promptly notify the other Party upon any representation or warranty of such Party contained in this Agreement becoming untrue or incorrect during the Interim Period, and for the purposes of this Section each representation and warranty shall be deemed to be given at and as of all times during the Interim Period.

6.8  EXCLUSIVE DEALING

     During the Interim Period, the Vendor shall not take any action, directly or indirectly, to encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person, other than the Purchaser, concerning any purchase of the Assets, or any merger, sale of substantial assets or similar transaction involving the Business.

                                  ARTICLE VII
                             CONDITIONS OF CLOSING

7.1  CONDITIONS FOR THE BENEFIT OF THE PURCHASER

     The purchase and sale of the Assets is subject to the following conditions to be fulfilled or performed at or prior to the Time of Closing, which conditions are for the exclusive benefit of the Purchaser and may be waived in whole or in part by the Purchaser in its sole discretion.

(a) TRUTH OF REPRESENTATIONS AND WARRANTIES OF THE VENDOR. The representations and warranties of the Vendor contained in Subsections 4.6(a) and 4.23(e)(i) shall, as a condition precedent to Closing, be true and correct, and all other representations and warranties of the Vendor contained in this Agreement shall, as a condition to proceeding with Closing, be true and correct in all material respects, as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date, and the Vendor shall have executed and delivered a certificate of a senior officer to that effect. The receipt of such certificate and the Closing shall not be a waiver of the representations and warranties of the Vendor which are contained in this Agreement. Upon the delivery of such certificate, the representations and warranties of the Vendor shall be deemed to have been made on and as of the Closing Date with the same force and effect as if made on and as of such date.

(b) PERFORMANCE OF COVENANTS BY THE VENDOR. The Vendor shall have executed and delivered for the purposes of Closing all of the Contract Assignments.

(c) KEY EMPLOYEES. The Key Employees shall have executed and delivered the Key Employee Non-Competition Agreements.

(d) RETAINED EMPLOYEES. Sufficient Retained Employees shall have accepted the offers of employment made by the Purchaser pursuant to Subsection 10.1(b) so as to prevent a material interruption to the Business after Closing.

(e)  CONSENTS AND AUTHORIZATIONS.

     (i) All Consents shall have been obtained with respect to the Closing Agreements, including all assignments and novations respecting the Contracts, and all other material Consents and Authorizations shall have been obtained, on terms acceptable to the Purchaser, in order to permit the Closing of the sale of the Assets on the terms and conditions set out in this Agreement without adversely affecting, or resulting in the violation of a breach of or a default under or any termination, cancellation, amendment or acceleration of any obligation under, any licence, permit, Lease or Contract in connection with the Assets or the Business.

     (ii) The Vendor will have obtained the shareholder consent contemplated by Subsection 6.2(b), and shall have confirmed the same in writing to the Purchaser, no later than 25 days after the date of this Agreement.

     (iii) The Purchaser shall have received the Investment Canada Approval and the Competition Act Approval.

     (iv) In the event the parties have determined that an HSR Notification is necessary, the Purchaser will have received the requisite HSR Approval.

     (v) Pivotal Enterprises Corporation shall have agreed in writing to amend the Master Railcar Leasing Agreement dated May 25, 1998 such that, without additional compensation from the lessee, the said lease shall be a full service lease, (provided that cleaning costs shall continue to be paid by the lessee).

(f) DELIVERIES. The Vendor shall have delivered or caused to be delivered to the Purchaser the following in form and substance satisfactory to the Purchaser, acting reasonably:

     (i) certified copies of (A) the resolutions of the board of directors or any duly authorized committee thereof, of the Vendor approving the entering into of this Agreement and the completion of all transactions contemplated hereunder; and (B) all other instruments evidencing necessary action of the Vendor and of authorizations, if any, with respect to such matters;

     (ii) a certificate of status, compliance, good standing or like certificate with respect to the Vendor issued by appropriate government officials of the jurisdiction of its organization or incorporation and of each jurisdiction in which the Vendor carried on the Business;

     (iii) the certificate referred to in Subsection 7.1(a);

     (iv) a certificate pursuant to Subsection 128(1) of the Workers' Compensation Act (Alberta) and all similar legislation in the relevant provinces stating that the relevant workers' compensation board or similar authority has no outstanding claim in respect of the Business or the Assets;

     (v) an election duly executed by the Vendor and the Purchaser as to goods and services tax under Subsection 167(1) of the Excise Tax Act (Canada);

     (vi) all share certificates representing the Wellpoint Shares, duly endorsed for transfer to the Purchaser, and if reasonably required by the Purchaser, a resolution of the directors of Wellpoint Systems Inc., approving such transfer;

     (vii) Books and Records relevant to the Business; and

     (viii) all necessary deeds, conveyances, bills of sale, assurances, transfers, assignments and any other instruments necessary or reasonably required effectively to transfer Assets to the Purchaser with a good (and in the case of the Owned Properties, marketable) title, free and clear of all Encumbrances other than Permitted Encumbrances.

(g) PROCEEDINGS. All material proceedings to be taken in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Purchaser and the Purchaser shall have received copies of all such instruments and other evidence as it may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

(h) REGULATORY APPROVALS. All regulatory approvals necessary to complete the transactions contemplated herein shall have been received, or the waiting period applicable to such requirement shall have expired.

(i) SHAREHOLDER NON-COMPETITION AGREEMENTS. The Shareholder Non-Competition Agreements shall have been executed and delivered as contemplated by
     Section 11.2.

7.2  NON-PERFORMANCE BY THE VENDOR

     If any condition, obligation or covenant of the Vendor to be performed at or prior to the Time of Closing shall not have been fulfilled or performed by such time, the Purchaser may terminate this Agreement by notice in writing to the Vendor, and in such event the Purchaser shall be released from all of its obligations hereunder. The Vendor shall only be released from its obligations hereunder if the condition or conditions for the non-performance of which the Purchaser has terminated this Agreement are not reasonably capable of being performed or caused to be performed by the Vendor. Notwithstanding the foregoing, the Purchaser shall be entitled to waive compliance with any of such conditions, obligations or covenants in whole or in part if it sees fit to do so without prejudice to any of its rights of termination in the event of non-performance of any other condition, obligation, or covenant in whole or in part.

7.3  CONDITIONS FOR THE BENEFIT OF THE VENDOR

     The purchase and sale of the Assets is subject to the following conditions to be fulfilled or performed at or prior to the Time of Closing, which conditions are for the exclusive benefit of the Vendor and may be waived in whole or in part by the Vendor in its sole discretion:

(a) TRUTH OF REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The representations and warranties of the Purchaser contained in this Agreement shall, as a condition to proceeding with Closing, be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date, and the Purchaser shall have executed and delivered a certificate of a senior officer to that effect. The receipt of such evidence and the Closing shall not be a waiver of the representations and warranties of the Purchaser which are contained in this Agreement. Upon the delivery of such certificates, the representations and warranties of the Purchaser in
     Article V shall be deemed to have been made on and as of the Closing Date with the same force and effect as if made on and as of such date.

(b) PERFORMANCE OF COVENANTS BY THE PURCHASER. The Purchaser shall have fulfilled or complied with all covenants herein contained to be performed or caused to be performed by it at or prior to the Time of Closing.

(c) DELIVERIES. The Purchaser shall have delivered or caused to be delivered to the Vendor the following in form and substance satisfactory to the Vendor, acting reasonably:

     (i)  the certificate referred to in Subsection 7.3(a);

     (ii) signatures on Contract Assignments and Key Employee Non-Competition Agreements;

     (iii) an election duly executed by the Vendor and the Purchaser as to goods and services tax under Subsection 167(1) of the Excise Tax Act (Canada); and

     (iv) formal confirmation of the assumption by the Purchaser of all Assumed Liabilities.

(d) PROCEEDINGS. All material proceedings to be taken in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Vendor and it shall have received copies of all such instruments and other evidence as it may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

(e) REGULATORY APPROVALS. All regulatory approvals necessary to complete the transactions contemplated herein have been received, or the waiting period applicable to such requirement shall have expired.

(f) SHAREHOLDER CONSENT. The Vendor will have obtained the shareholder consent contemplated by Subsection 6.2(b), and shall have confirmed the same in writing to the Purchaser, no later than 25 days after the date of this Agreement.

7.4  NON-PERFORMANCE BY THE PURCHASER

(a) If any condition, obligation or covenant of the Purchaser to be performed at or prior to the Time of Closing shall not have been fulfilled or performed by such time, the Vendor may terminate this Agreement by notice in writing to the Purchaser, and in such event the Vendor shall be released from all of its obligations hereunder. The Purchaser shall only be released from its obligations hereunder if the condition or conditions for the non-performance of which the Vendor has terminated this Agreement are not reasonably capable of being performed or caused to be performed by the Purchaser or PAA.

(b) Notwithstanding the foregoing, the Vendor shall be entitled to waive compliance with any of such conditions, obligations or covenants in whole or in part if it sees fit to do so without prejudice to any of its rights of termination in the event of non-performance of any other condition, obligation, or covenant in whole or in part.

7.5  MUTUAL CONDITIONS PRECEDENT

     In the event that:

(a) there is an action or proceeding pending or threatened prior to the Closing by any Person (other than a Party hereto or one of its Affiliates) in any jurisdiction, to enjoin, restrict or prohibit any of the transactions contemplated hereby or the right of the Purchaser to conduct the Business after Closing on substantially the same basis as heretofore operated; or

(b)  the condition set out in Subsection 7.1(h) has not been met within ninety
     (90) days of the date of this Agreement;

this Agreement may be terminated by either Party hereto providing the other Party to this Agreement with written notice of termination, prior to Closing, and thereafter the Parties shall be released from all obligations hereunder.

                                 ARTICLE VIII
                 CLOSING, TRANSFER OF POSSESSION, RISK OF LOSS

8.1  DATE, TIME AND PLACE OF CLOSING

     The Closing Date shall be the fifth Business Day after receipt of all approvals contemplated by Subsections 7.1(f) and 7.1(g), or such other date as may be agreed to by the Vendor and the Purchaser. The completion of the transactions contemplated by this Agreement shall take place at the offices of Bennett Jones LLP, Barristers and Solicitors, Calgary, Alberta on the Closing Date at the Time of Closing.

8.2  CLOSING PROCEDURES

     Subject to satisfaction or waiver by the relevant Party of the conditions of Closing set forth herein, at the Time of Closing the Vendor shall deliver actual possession of the Assets, and upon such delivery the Purchaser shall pay or satisfy the Initial Installment.

8.3  GOODS AND SERVICES TAX ELECTION

     The Purchaser shall be responsible for and pay all state, provincial and federal sales and value-added taxes payable in connection with the purchase and sale of the Assets hereunder, including GST if applicable. PMC and Canpet Canada shall execute and file an election under Subsection 167(1) of the Excise Tax Act (Canada) in respect of the purchase and sale of the Canadian Assets hereunder. The elections shall be in the prescribed form, contain the prescribed information and shall be filed by PMC within the time limits applicable thereto.

8.4  LETTERS OF CREDIT

     At Closing, the Purchaser shall provide BNP Paribas with a letter of credit, substantially in the form of Schedule 8.4, issued by Fleet Bank, or other security acceptable to BNP Paribas, in an amount and for a term equal to the amount and term of the Vendor's outstanding letters of credit as of the Closing Date.

                                  ARTICLE IX
            SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNITIES

9.1  SURVIVAL OF REPRESENTATIONS AND WARRANTIES

(a) The representations and warranties of the Vendor contained in this Agreement shall survive the Closing and, notwithstanding such Closing and any investigation made by or on behalf of the Purchaser, shall continue in full force and effect for the benefit of the Purchaser for a period of three (3) years from the Closing Date, and any Claim in respect thereof (except a Claim based on fraud, which may be made at any time) shall be made in writing within such time periods in accordance with the provisions of Section 9.4.

(b) The representations and warranties of the Purchaser contained in this Agreement shall survive the Closing and, notwithstanding such Closing and any investigation made by or on behalf of any of the Vendor, shall continue in full force and effect for the benefit of the Vendor for a period of three (3) years from the Closing Date, and any Claim in respect thereof (except a Claim based on fraud, which may be made at any time) shall be made in writing within such time period in accordance with the provisions of Section 9.4.

9.2  INDEMNIFICATION IN FAVOUR OF THE PURCHASER

(a) The Vendor shall indemnify and save each of the Purchaser and its directors, officers, employees, agents and representatives harmless of and from any Claim or Loss suffered by, imposed upon or asserted against such Indemnified Parties as a result of, in respect of, connect with or arising out of, under or pursuant to:

     (i) any failure of the Vendor to perform or fulfill any of its covenants under this Agreement;

     (ii) subject to the limitations set forth in Subsection 9.1(a) and Section 9.5, any breach or inaccuracy of any representation or warranty given by the Vendor contained in this Agreement;

     (iii) any and all liabilities of the Business as at the Effective Time, including the Excluded Liabilities, which are not expressly assumed by the Purchaser including any action in respect of the Assets taken by any Governmental Entity pursuant to a Tax reassessment or obligation with respect to a failure to comply with applicable Tax obligations for a period prior to the Effective Time;

     (iv) any Claim by a third party in respect of the alleged breach of any agreement of the Vendor as a result of the transaction contemplated hereby;

     (v) any Claim by any employees or contractors of the Business, including for wrongful dismissal;

     (vi) subject to Section 9.5, Pre-Closing Environmental Liabilities; and

     (vii) any dealings by or on behalf of the Vendor with any Person other than the Purchaser with respect to the sale of the Assets or the Business.

9.3  INDEMNIFICATION IN FAVOUR OF THE VENDOR

     The Purchaser shall indemnify and save the Vendor and its directors, officers, employees, agents and representatives harmless of and from any Claim or Loss suffered by, imposed upon or asserted against such Indemnified Parties as a result of, in respect of, connected with or arising out of, under or pursuant to:

(a) any failure by the Purchaser to perform and fulfill any covenant of the Purchaser under this Agreement;

(b) subject to the limitation period set forth in Subsection 9.1(b) hereof, any breach or inaccuracy of any representation or warranty given by the Purchaser contained in this Agreement; and

(c) the assumption and satisfaction or discharge by the Purchaser of the Assumed Liabilities.

9.4  INDEMNIFICATION PROCEEDINGS

(a) Any Party seeking indemnification under this Article (the "INDEMNIFIED PARTY") shall forthwith notify the Party against whom a Claim for indemnification is sought hereunder (the "INDEMNIFYING PARTY") in writing, which notice shall specify, in reasonable detail, the nature and estimated amount of the Claim. If a Claim by a third party is made against an Indemnified Party, and if the Indemnified Party intends to seek indemnity with respect thereto under this Article, the Indemnified Party shall promptly (and in any case within thirty (30) days of such claim being made) notify the Indemnifying Party of such with reasonable particulars. The Indemnifying Party shall have thirty (30) days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defence thereof, and the Indemnified Party shall cooperate with it in connection therewith; except that with respect to settlements entered into by the Indemnifying Party (i) the consent of the Indemnified Party shall be required if the settlement provides for equitable relief against the Indemnified Party, which consent shall not be unreasonably withheld or delayed; and (ii) the Indemnifying Party shall obtain the release of the Indemnified Party. If the Indemnifying Party undertakes, conducts and controls the settlement or defence of such Claim (i) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defence through counsel chosen by the Indemnified Party; and (ii) the Indemnifying Party shall promptly reimburse the Indemnified Party for the full amount of any loss resulting from any Claim and all related expenses incurred by the Indemnified Party. The Indemnified Party shall not pay or settle any Claim so long as the Indemnifying Party is reasonably contesting any such Claim in good faith and on a timely basis. Notwithstanding the two immediately preceding sentences, the Indemnified Party shall have the right (i) to pay or settle any such Claim, without the consent of the Indemnifying Party, provided that in such event it shall waive any right to indemnity therefor by the Indemnifying Party; and (ii) to retain its own counsel in respect of such Claim. Legal fees in respect of such counsel shall be paid by the Indemnified Party unless the Indemnified Party has retained counsel as a result of a reasonable apprehension that, with respect to the Claim, its interests are not completely aligned with those of the Indemnifying Party.

(b) With respect to third party Claims, if the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after the receipt of the Indemnified Party's notice of a Claim of indemnity hereunder that it elects to undertake the defence thereof, or if the Indemnifying Party fails to reasonably contest such Claim in good faith and on a timely basis, the Indemnified Party shall have the right, but not the obligation, to contest, settle or compromise the Claim in the exercise of its reasonable judgment at the expense of the Indemnifying Party.

(c) In the event of any Claim by a third party against an Indemnified Party, the defence of which is being undertaken and controlled by the Indemnifying Party, the Indemnified Party shall use all reasonable efforts to make available to the Indemnifying Party those employees whose assistance, testimony or presence is necessary to assist the Indemnifying Party in evaluating and in defending any such Claims; provided that the Indemnifying Party shall be responsible for the expense incurred by the Indemnified Party and such employees made available by the Indemnified Party to the Indemnifying Party hereunder.

(d) With respect to third party Claims, the Indemnified Party shall make available to the Indemnifying Party or its representatives on a timely basis all documents, records and other materials in the possession of the Indemnified Party, at the expense of the Indemnifying Party, reasonably required by the Indemnifying Party for its use in defending any Claim and shall otherwise cooperate on a timely basis with the Indemnifying Party in the defence of such Claim.

(e) With respect to any re-assessment for income, corporate, sales, excise, or other Taxes or other liability enforceable by Encumbrance against the property of the Indemnified Party, the Indemnifying Party's right to so contest shall only apply after such payment of such re-assessment or the provision of such security as is necessary to avoid an Encumbrance being placed on the property of the Indemnified Party has been made.

(f) The failure of the Indemnified Party to give notice to the Indemnifying Party within thirty (30) days as contemplated by Subsection 9.4(a) shall not affect its right to indemnity unless the failure to give such notice has materially adversely effected the Indemnifying Party's ability to defend the claim.

9.5  LIMITATION ON INDEMNITIES

(a) The aggregate liability of the Vendor in respect of Claims or Losses described in Section 9.2 (whether such liability arises under Section 9.2 or otherwise) shall be limited to the monetary value of the Purchase Price.

(b) The aggregate liability of the Vendor in respect of Claims or Losses described in Subsection 9.2(a)(vi) (whether such liability arises under Subsection 9.2(a)(vi) or otherwise), and of which the Vendor did not have knowledge at Closing, shall be limited to $4,500,000.

(c) No amounts of indemnity shall be payable in respect of any and all Claims and Losses described in Section 9.2 (whether such liability arises under Section 9.2 or otherwise), unless, until and then only to the extent that the Indemnified Party has suffered, incurred, sustained or become subject to Losses in excess of $50,000.00 in the aggregate.

(d) No amounts of indemnity shall be payable in respect of those Claims and Losses contemplated by Subsection 9.2(a)(vi) (whether such liability arises under Subsection 9.2(a)(vi) or otherwise), which are applicable solely to that portion of the Owned Properties and Assets which constitute and form part of the Rimbey Facility, unless, until and then only to the extent that the Indemnified Party has suffered, incurred, sustained or become subject to Losses in excess of $600,000 in the aggregate.

(e) The obligations of the Vendor pursuant to Section 9.2 with respect to Pre-Closing Environmental Liabilities shall: (i) with respect to Environmental Liabilities which are restricted to and contained in or upon the Owned Properties, Leased Properties, Rights of Way or any of them, pertain only to matters of which the Purchaser has given the Vendor written notice within two (2) years after Closing; and (ii) with respect to Environmental Liabilities which are not contained in or upon the Owned Properties, Leased Properties or Rights of Way, pertain only to matters of which the Purchaser has given the Vendor written notice within three (3) years after Closing.

(f) In the event that the Vendor holds Units at a time when an indemnity obligation arises hereunder, the Vendor shall be entitled to satisfy such indemnity obligation by the transfer to the Purchaser of Units with a value equivalent to the indemnity obligation, which for this purpose shall be valued at the Market Value at the date of such transfer.

                                   ARTICLE X
                               EMPLOYMENT MATTERS

10.1  EMPLOYEES

(a) Schedule 10.1 hereto sets out (i) those employees of the Vendor which are to be considered "LEVEL ONE KEY EMPLOYEES" and "LEVEL TWO KEY EMPLOYEES" (collectively, the "KEY EMPLOYEES"); and (ii) the duration of the non-competition provisions which shall be applicable to each Key Employee. The Vendor and the Purchaser shall, immediately after the execution and delivery of this Agreement, use their mutual best efforts to obtain the written agreement of all such Key Employees to continue to be employed by the Purchaser in the conduct of the Future Business subsequent to Closing, on terms which are satisfactory to the Purchaser and each of the Key Employees. The obligations of the Purchaser to complete the Closing shall be conditional upon the Purchaser having entered into written agreements (the "KEY

     EMPLOYEE NON-COMPETITION AGREEMENTS") in the form attached as Schedule 10.1(a)(1) or 10.1(a)(2), as applicable. The salaries and wages of the Purchaser's offer of employment to the Key Employees shall be substantially the same as the terms of their employment with the Vendor as of the Effective Time.

(b) No later than fifteen (15) days after the date of this Agreement, the Purchaser shall notify the Vendor as to the employees of the Business, other than the Key Employees, to whom it wishes to offer employment (the "RETAINED EMPLOYEES"), and shall notify the Vendor as to the identity of such Retained Employees. The Vendor and the Purchaser shall, immediately after the giving of such notice, use their mutual best efforts to cause such Retained Employees to become employed by the Purchaser in the conduct of the Business subsequent to Closing, on terms of employment that are mutually acceptable to the Purchaser and each such Retained Employee. The salaries and wages of Purchaser's offer of employment to the Retained Employees shall be substantially the same as their employment with the Vendor as of the Effective Time.

(c) All Key Employees and Retained Employees who are located in Canada shall be hired by PMC, or at its option, by PMC (Nova Scotia) Company. All Key Employees and Retained Employees located in the United States shall be hired by PMLP, or its general partner, Plains All American Inc.

10.2  BENEFITS

(a) The Purchaser agrees to give the Retained Employees credit for their time for employment with the Vendor with respect to vacation eligibility. The Vendor shall be and remain solely responsible for the payment of all benefits due to the Key Employees and Retained Employees that were earned, or accrued to the benefit of such employee, prior to Closing. In addition, the Vendor shall be and shall remain solely responsible for the payment of all benefits due to all of its employees, including, without limitation, all severance, accrued vacation, health care, continuation coverage and other benefits to which its employees may be entitled as a result of the transactions contemplated hereby, whether or not such employees are hired by the Purchaser.

(b) None of the employees of the Business are entitled to or participate in any defined benefit pension plan. The Purchaser's offer of employment to Key Employees and Retained Employees shall include benefits with effect from the Closing Date which are comparable to the retirement, insurance, medical, hospital, dental, vision, drug, sick leave, vacation and disability benefits of the Vendor, if any, with respect to each such employee, prior to Closing.

10.3  BONUS PLAN

     The Purchaser's bonus plan with respect to Key Employees and Retained Employees shall be as set out in Schedule 10.3. In the event that any Key Employees or Retained Employees shall at any time advance a Claim for constructive dismissal arising from differences between the Purchaser's bonus plan and the Vendor's bonus plan, the Vendor shall indemnify and hold harmless the Purchaser with respect to such Claim.

                                  ARTICLE XI
                      NON-COMPETITION AND CONFIDENTIALITY

11.1  NON-COMPETITION AND CONFIDENTIALITY

     The Vendor undertakes with the Purchaser that, except with the consent in writing of the Purchaser it shall not:

(a) for the period of five (5) years after the Closing Date, anywhere in North America, either on its own account or in conjunction with or on behalf of any other person, carry on or be engaged, concerned or interested, directly or indirectly, whether as shareholder, partner, agent or otherwise in carrying on any activity which is in competition with the Business;

(b) for the period of five (5) years after the Closing Date, either on its own account or in conjunction with or on behalf of any other person, solicit or entice away or attempt to solicit or entice away from the Purchaser the custom of any person who shall at any time within the year preceding the date hereof have been a customer of the Vendor with respect to the Business;

(c) for the period of five (5) years after the Closing Date, either on its own account or in conjunction with or on behalf of any other person, hire, enter into a consulting arrangement with, solicit or entice away or attempt to solicit or entice away (provided that media advertising for available positions shall be allowed) from the Purchaser any employee with respect to the Business;

(d) at any time hereafter make use of or disclose or divulge to any person any confidential information (other than any information available to the public or disclosed or divulged pursuant to an order of a court of competent jurisdiction) relating to the identity of the customers of the Business and suppliers, its products, finance, contractual arrangements, business or methods of business and the Vendor shall use reasonable endeavours to prevent the publication or disclosure of any such confidential information.

11.2  SHAREHOLDER NON-COMPETITION AGREEMENTS

     The Vendor shall use its best efforts to obtain by Closing duly executed non-competition agreements (the "SHAREHOLDER NON-COMPETITION AGREEMENTS") substantially in the form attached hereto as Schedule 11.2, from Janet Irven (for a duration of two (2) years) and from David LaBarre (for a duration of five
(5) years).

11.3  NON-USE OF TRADE MARKS AND TRADE NAME

     Immediately after Closing, the Vendor and Affiliates of the Vendor shall change its corporate name, and cease all use of the word "CANPET", and all names including the word "CANPET" and all derivatives thereof, including names which are phonetically identical or similar thereto, the emblem or any words or symbols representing same in relation to the Business and at all times thereafter including (without limitation) all such use on company notepaper, stationery, vehicles or promotional material and in connection with any services provided or products manufactured or distributed by them.

11.4  MODIFICATION

     While the restrictions contained in this Section are considered by the Parties to be reasonable in all the circumstances, it is recognized that restrictions of the nature in question may fail for technical reasons and accordingly it is hereby agreed and declared that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Purchaser but would be valid if part of the wording thereof were deleted or the periods thereof reduced or the range of activities or area dealt with thereby reduced in scope; the said restriction shall apply with such modifications as may be necessary to make it valid and effective.

                                  ARTICLE XII
                                 MISCELLANEOUS

12.1  NOTICES

     Any notice, direction or other instrument required or permitted to be given hereunder or under any Ancillary Agreement must be in writing and given by delivering, personally or by nationally recognized courier service, or sending it by telecopy or other similar form of communication addressed:

(a)          to the Purchaser at:

             Plains Marketing Canada, L.P.
             c/o Plains Marketing, LP
             333 Clay Street, Suite 2900 (77002)
             P.O. Box 8648
             Houston, TX  77210-4648

             Attention:      Harry N. Pefanis
             Telecopier No.: (713) 646-4378

     and to: Plains Marketing, L.P.
             333 Clay Street, Suite 2900 (77002)
             P.O. Box 8648
             Houston, TX  77210-4648

             Attention:      Harry N. Pefanis
             Telecopier No.: (713) 646-4378

     and to: Plains Marketing, L.P.
             333 Clay Street, Suite 2900 (77002)
             P.O. Box 8648
             Houston, TX  77210-4648

             Attention:      Lawrence J. Dreyfuss
             Telecopier No.: (713) 646-4143

(b)          to the Vendor at:

             Canpet Energy Group Inc.
             2600, 350 - 7th Avenue SW
             Calgary AB  T2P 3N9

             Attention:      W. David Duckett
             Facsimile No.:  (403) 233-0399

     and to: Canpet Energy Group (USA), Inc.
             c/o Canpet Energy Group Inc.
             2600, 350 - 7th Avenue SW
             Calgary AB  T2P 3N9

             Attention:      W. David Duckett
             Facsimile No.:  (403) 233-0399

Any such notice, direction or other instrument given as aforesaid shall be deemed to have been effectively given, if sent by telecopier or other similar form of telecommunications during or prior to the normal business hours of the recipient, on the Business Day received, and if after business hours, on the next Business Day following such transmission or, if delivered, to have been received on the date of such delivery. Any Party may change its address for services from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to the Party at its changed address.

12.2 GOODS AND SERVICES TAX NUMBERS

     The Vendor represents and warrants to the Purchaser that Canpet Canada is a registrant for goods and services tax purposes under the Excise Tax Act (Canada) and that its goods and services tax registration number is 100787506. The Purchaser represents and warrants to the Vendor that PMC is a registrant for goods and services purposes under the Excise Tax Act (Canada) and that its goods and services tax registration number is 892946211.

12.3 PUBLICITY

     If disclosure of the transactions contemplated by this Agreement is to be made by either party hereto, the disclosing Party shall consult in advance with the other Parties and attempt in good faith to reflect such other Parties' concerns in the disclosure.

12.4 TIME OF THE ESSENCE

     Time shall be of the essence of this Agreement.

12.5 BROKERS

     Each Party represents and warrants that no broker, agent or other intermediary acted for such Party in connection with the purchase and sale of the Assets and each Party shall indemnify and save harmless the other Party from and against any Claims whatsoever for any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for such Party.

12.6 EXPENSES

     Except as otherwise expressly provided herein, all costs and expenses (including the fees and disbursements of legal counsel, investment advisers and auditors) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. Further, no such expenses incurred by the Vendor shall be included in Interim Costs for the purposes of Subsection 2.4(b)(ii), regardless of when such expenses are incurred.

12.7 ENUREMENT

     This Agreement shall enure to the benefit of and be binding upon the Parties and their successors. This Agreement shall enure to the benefit of any permitted assigns.

12.8 ASSIGNMENT

     Except as provided in this Section 12.8, none of the rights or obligations hereunder shall be assignable or transferable by any Party without the prior written consent of the other Party. The Purchaser shall be entitled, upon giving notice to the Vendor at any time on or prior to the Closing Date, to assign the benefits of this Agreement to any Affiliates of the Purchaser subject to the following two conditions: (i) the Purchaser's assignees shall become jointly and severally liable with the Purchaser, as a principal and not as a surety, with respect to all of the representations, warranties, covenants, indemnities and agreements of the Purchaser; and (ii) such assignees shall each execute an agreement confirming such assignment and the assumption by the assignee of all obligations of the Purchaser under this Agreement.

12.9 NON-MERGER

     Except as otherwise expressly provided in this Agreement, the covenants, representations and warranties of the Parties contained in this Agreement shall not merge on and shall survive the Closing and, notwithstanding such Closing, or any investigation made by or on behalf of any Party, shall continue in full force and effect. The Closing shall not prejudice any right of one Party against any other Party in respect of anything done or omitted hereunder or under any of the Closing Agreements or in respect of any right to damages or other remedies.

12.10  FURTHER ASSURANCES

     At the Closing and thereafter as may be necessary and without further consideration, the parties hereto shall execute, acknowledge and deliver such other documents, novations, instruments and agreements and shall do such other things as may be necessary to carry out their respective obligations under this Agreement or to more fully assure the completion of the matters set forth in this Agreement, including the acquisition by and conveyance to the Purchaser of the Assets.

12.11  NO THIRD PARTY BENEFICIARIES

     No third parties shall have third party beneficiary status under this Agreement.

     IN WITNESS WHEREOF this Agreement has been executed by the Parties as of the date first above written.

PLAINS MARKETING CANADA, L.P.,              PLAINS MARKETING, L.P.,
by its general partner, PMC                 by its general partner,
(Nova Scotia) Company                       Plains All American Inc.


Per: /s/ Harry N. Pefanis                   Per: /s/ Harry N. Pefanis
     --------------------------------            -------------------------------


CANPET ENERGY GROUP INC.                    CANPET ENERGY GROUP (USA), INC.


Per: /s/ David Duckett                      Per: /s/ David Duckett
     --------------------------------            -------------------------------

Per: /s/ Ralph Cross                        Per: /s/ Mark Alenius
     --------------------------------            -------------------------------